Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

G1 THERAPEUTICS, INC.

at

$7.15 Per Share, Net in Cash

by

GENESIS MERGER SUB, INC.,

an indirect wholly owned subsidiary of

PHARMACOSMOS A/S

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON SEPTEMBER 17, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Genesis Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Pharmacosmos A/S, a Danish Aktieselskab (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of G1 Therapeutics, Inc., a Delaware corporation (the “Company”), at a purchase price of $7.15 per Share in cash (the “Offer Price”) without interest and subject to any withholding of taxes required by applicable legal requirements, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 6, 2024 (as it may be amended from time to time, the “Merger Agreement”), among the Company, Parent and Purchaser, pursuant to which, unless otherwise agreed by the Company, Parent and Purchaser, as soon as practicable following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and effected without a vote of the Company stockholders. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to by Purchaser and the Company and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than Shares (i) held in the treasury of the Company or owned by Parent, Purchaser, the Company or any direct or indirect wholly owned subsidiary of Parent, Purchaser or the Company, or held by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under Delaware law, or (ii) irrevocably accepted by Purchaser for purchase in the Offer) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any withholding of taxes required by applicable legal requirements.

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition (as defined below in the “Summary Term Sheet”), (ii) the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”), and (iii) the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”). There is no financing condition to the Offer. The Offer is subject to various additional conditions. See Section 15 —“Conditions of the Offer.” A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page v of this Offer to Purchase.

The Board of Directors of the Company (the “Company Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: 866-461-6997

Outside the U.S. Call: 781-896-3679

IMPORTANT

If your Shares are registered in your name and you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) together with certificates representing the Shares tendered or (ii) follow the procedure for book-entry transfer set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.” If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser and request they effect the transaction for you before the expiration of the Offer.

Questions and requests for assistance should be directed to the Information Agent (as defined below in the “Summary Term Sheet”) at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, if your Shares are registered in their name.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

Genesis Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Pharmacosmos A/S, a Danish Aktieselskab (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of G1 Therapeutics, Inc., a Delaware corporation (the “Company”), at a purchase price of $7.15 per Share in cash (the “Offer Price”), without interest and subject to any withholding of taxes required by applicable legal requirements, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). The following are some questions you may have as a stockholder of the Company and answers to those questions. The information contained in this summary term sheet is a summary only, may not contain all of the information that is important to you and is not meant to be a substitute for the more detailed descriptions and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. Except as otherwise set forth herein, the information concerning the Company contained in this summary term sheet and elsewhere in this Offer to Purchase has been based upon publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources or information provided by the Company. Neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or accuracy of any such information.

Securities Sought	All of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company.

Price Offered Per Share	$7.15 in cash, without interest and subject to any withholding of taxes required by applicable legal requirements.

Scheduled Expiration of Offer	One minute after 11:59 P.M., Eastern Time, on September 17, 2024, unless the Offer is otherwise extended or earlier terminated.

Purchaser	Genesis Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Pharmacosmos A/S, a Danish Aktieselskab.

Company Board Recommendation	The Company Board unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

Genesis Merger Sub, Inc., a Delaware corporation, is offering to purchase all of the outstanding Shares at a price per share of $7.15 in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, on the terms and subject to the conditions set forth in this Offer to Purchase. Purchaser was formed solely for the purpose of facilitating the acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement (the “Transactions”). Purchaser is a wholly owned direct subsidiary of Pharmacosmos Therapeutics Inc., a Delaware corporation (“PTI”), and PTI is a wholly owned direct subsidiary of Parent. Parent develops, manufactures and markets medicines for the treatment of iron deficiency and iron deficiency anemia in humans and animals. Parent is furthermore a specialist in developing and producing advanced carbohydrates for pharmaceutical and technical uses.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent. We use the term “Purchaser” to refer to Genesis Merger Sub, Inc.

v

alone, the term “Parent” to refer to Pharmacosmos A/S alone and the term the “Company” to refer to G1 Therapeutics, Inc. Unless the context otherwise requires, we use the term “Shares” to refer to shares of common stock, par value $0.0001 per share, of the Company.

See Section 8 – “Certain Information Concerning Parent, Purchaser, and Certain Related Persons.”

What is the class and amount of securities sought pursuant to the Offer?

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the Shares that are the subject of the Offer.

See Section 1 – “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire the Company. Following the consummation of the Offer, we are required to complete the Merger (as defined below) as soon as practicable following the consummation of the Offer, but in no event later than the first business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent and Purchaser. Upon completion of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. In addition, we intend to cause the Shares to be delisted from the Nasdaq Global Select Stock Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

The Offer is open to all record holders and beneficial owners of Shares.

How much are you offering to pay?

Purchaser is offering to pay $7.15 per Share in cash, without interest and subject to any withholding of taxes required by applicable legal requirements. We refer to this amount as the “Offer Price.”

See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

If you are the holder of record of your Shares and you directly tender your Shares to us (through the Depositary) in the Offer, you will not be obligated to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult such institutions as to whether any service fees or commissions will apply.

See the “Introduction” to this Offer to Purchase and Section 18 – “Fees and Expenses.”

Is there an agreement governing the Offer?

Yes. The Company, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of August 6, 2024 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into the Company, after which the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and an indirect wholly owned subsidiary of Parent (such merger, the “Merger”).

See Section 11 – “The Merger Agreement; Other Agreements” and Section 15 – “Conditions of the Offer.”

What are the principal U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

The receipt of cash in exchange for your Shares in the Offer or, assuming you do not tender your Shares pursuant to the Offer and the Offer is consummated, in exchange for your Shares in the Merger, will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer”). In general, provided that you are a U.S. Holder and hold your Shares as capital assets (generally, property held for investment), you will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash you receive and (ii) your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will generally be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger. See Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer” for a more detailed discussion of the tax treatment of the Offer and the Merger (including for Non-U.S. Holders (as defined in that section)).

The U.S. federal, state, local and non-U.S. income and other tax consequences to holders or beneficial owners of options, restricted stock units, performance stock units and deferred stock units participating in the Merger with respect to such options, restricted stock units, performance stock units and deferred stock units are not discussed herein, and such holders or beneficial owners of options, restricted stock units, performance stock units and deferred stock units are strongly encouraged to consult their own tax advisors regarding such tax consequences. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?

Yes. We estimate that we will need approximately $405 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer. Parent anticipates funding such cash requirements from (i) its cash on hand, (ii) borrowings under its existing credit facilities or (iii) a combination of the foregoing.

See Section 9 – “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

We do not think Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is not subject to any financing or funding condition;

•	If Purchaser consummates the Offer, it will acquire all remaining Shares for the same consideration in the Merger;

•	the Offer is being made for all outstanding Shares solely for cash; and

•

through Parent, we will have sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer, all Shares converted into the right to receive the Offer Price in the Merger.

See Section 9 – “Source and Amount of Funds” and Section 11 – “The Merger Agreement; Other Agreements.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 – “Conditions of the Offer,” including, among other conditions, the Minimum Tender Condition. The “Minimum Tender Condition” means that the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), represents at least a majority of the Shares outstanding at the time of the consummation of the Offer.

How long do I have to decide whether to tender my Shares in the Offer?

You will have until one minute after 11:59 P.M., Eastern Time, on the Expiration Date (the “Offer Expiration Time”) to tender your Shares in the Offer. The term “Expiration Date” means September 17, 2024, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional opportunity to tender your Shares.

See Section 1 – “Terms of the Offer” and Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. The Merger Agreement provides that, subject to the parties’ respective termination rights in the Merger Agreement, Purchaser will extend the Offer:

(i)

for one or more periods of time of up to ten business days per extension if at any scheduled Expiration Date any condition to Purchaser’s obligation to accept for payment and pay for the Shares validly tendered (and not validly withdrawn) in the Offer, as set forth on Annex I to the Merger Agreement and described below under Section 15 – “Conditions of the Offer” (each, an “Offer Condition” and collectively, the “Offer Conditions”), is not satisfied and has not been waived (to the extent permitted under the Merger Agreement); and

(ii)	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer.

However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date (defined below).

The “Outside Date” means May 3, 2025; provided, however, that if as of the Outside Date, the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”) has not been satisfied, then the Company will have the right, in its sole discretion, to extend the Outside Date until August 1, 2025 (and such date will then be the Outside Date).

See Section 1 – “Terms of the Offer” and Section 11 – “The Merger Agreement; Other Agreements.”

Will there be a subsequent offering period?

It is not expected that there will be, and the Merger Agreement does not provide for, a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

See Section 1 – “Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

See Section 1 – “Terms of the Offer.”

What are the most significant conditions to the Offer?

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by one minute after 11:59 P.M., Eastern Time, on the scheduled Expiration Date of the Offer, including, among other conditions:

•	the Minimum Tender Condition;

•	the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”);

•	the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”);

•	the Representations Condition (as defined below in Section 15 – “Conditions of the Offer”);

•	the Obligations Condition (as defined below in Section 15 – “Conditions of the Offer”); and

•	the MAE Condition (as defined below in Section 15 – “Conditions of the Offer”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 – “Conditions of the Offer.” The Offer is not subject to any financing condition.

How do I tender my Shares?

If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Offer Expiration Time. If you hold your Shares as the registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Offer Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

We are not providing for guaranteed delivery procedures. Therefore, the Company stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Depository. In addition, for the Company stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date, and, in the case of a book-entry transfer, an Agent’s Message (as defined herein), in lieu of the Letter of Transmittal and such other documents, must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date. The Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

See Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments without interest and net of any withholding of taxes required by applicable legal requirements, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until one minute after 11:59 P.M., Eastern Time, on the Expiration Date. In addition, if we have not accepted your Shares for payment by the end of October 19, 2024, you may withdraw them at any time after that date until we accept your Shares for payment.

See Section 4 – “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

See Section 4 – “Withdrawal Rights.”

Has the Offer been approved by the Board of Directors of the Company?

Yes. The Company Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

More complete descriptions of the reasons for the Company Board’s recommendation and approval of the Offer and the Merger are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Recommendation of the Company Board.”

x

If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?

No. We are required to complete the Merger as soon as practicable following consummation of the Offer, but in no event later than the first business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent and Purchaser. Once the Merger takes place, the Company will be a wholly owned, indirect subsidiary of Parent. Following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 – “Certain Effects of the Offer.”

Will a meeting of the Company’s stockholders be required to approve the Merger?

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger shall be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for any and all of the outstanding stock of such constituent corporation that would be entitled to vote on the merger (other than any shares held by the constituent corporation, the corporation making such offer, any person that owns, directly or indirectly, all of the outstanding stock of the corporation making the offer, and any direct or indirect wholly owned subsidiaries of any of the foregoing);

•

following the consummation of the tender offer, the acquiring corporation owns at least such percentage of stock of such constituent corporation that, absent Section 251(h) of the DGCL, would otherwise be required to adopt the agreement of merger for such constituent corporation; and

•

each outstanding share of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into the same consideration for their stock in the merger as was payable in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of the Company’s stockholders and without a vote or any further action by the stockholders.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

If the Offer is consummated and no order, injunction or decree issued by any Governmental Body (as defined in Section 11 – “The Merger Agreement”) of competent jurisdiction preventing the consummation of the Merger is in effect, and no statute, rule, regulation, order, injunction or decree has been enacted, entered, promulgated or enforced (and continues to be in effect) by any Governmental Body that prohibits or makes illegal the consummation of the Merger, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as agreed to by Purchaser and the Company and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”), all of the then issued and outstanding Shares (other than Shares (a) held in the treasury of the Company or owned by Parent, Purchaser, the Company or any direct or indirect wholly owned subsidiary of Parent, Purchaser or the Company, or held by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under Delaware law, or (b) irrevocably accepted by Purchaser for purchase in the Offer), will be converted in the Merger into the right to receive an amount equal to the Offer Price (without interest and subject to any withholding of taxes required by applicable legal requirements).

If the Merger is completed, the Company’s stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and otherwise comply in all respects with the requirements for appraisal under Section 262 of the DGCL. See Section 17 – “Appraisal Rights.” However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of the Company’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq, and the Company will no longer be required to make filings with the SEC under the Exchange Act or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.

See the “Introduction” to this Offer to Purchase, Section 11 – “The Merger Agreement; Other Agreements” and Section 13 – “Certain Effects of the Offer.”

What will happen to my equity awards (if any) in the Offer and the Merger?

The Offer is being made only for Shares, and not for outstanding options to purchase Shares (“Company Stock Options”), restricted stock units of the Company (“Company RSUs”), performance stock units of the Company (“Company PSUs”) or deferred stock units of the Company (“Company DSUs”) granted under the Company’s 2011 Equity Incentive Plan (as amended and/or restated), the Company’s 2017 Equity Incentive Plan (as amended and/or restated), the Company’s 2021 Inducement Equity Incentive Plan (as amended and/or restated) issued by the Company and any inducement grants under Nasdaq Listing Rule 5635(c)(4) (collectively, the “Company Equity Plans”). Holders of outstanding vested but unexercised Company Stock Options, Company RSUs, Company PSUs and Company DSUs that have not yet been settled in Shares may participate in the Offer only if they first exercise or settle such Company Stock Options, Company RSUs, Company PSUs and Company DSUs in accordance with the terms of the applicable Company Equity Plan and other applicable agreements of the Company and tender the Shares, if any, issued upon such exercise or in connection with such settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding Company Stock Options, Company RSUs, Company PSUs and Company DSUs that the holder will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Pursuant to the Merger Agreement, each Company Stock Option (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled Company Stock Option will be entitled to receive (without interest), in exchange therefor, in consideration of the cancellation of such Company Stock Option, an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Offer Price over the applicable exercise price per Share under such Company Stock Option; provided, that in the event that the exercise price per Share under such Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option will be cancelled without any consideration and will have no further force or effect.

Pursuant to the Merger Agreement, each Company RSU (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled Company RSU will be entitled to receive (without interest), in exchange therefor, in consideration of the cancellation of such Company RSU, an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to (or deliverable under) such Company RSU immediately prior to the Effective Time multiplied by (y) the Offer Price.

Pursuant to the Merger Agreement, each Company PSU (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled Company PSU will be entitled to receive (without interest), in exchange therefor, in consideration of the cancellation of such Company PSU, an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to (or deliverable under) such Company PSU immediately prior to the Effective Time multiplied by (y) the Offer Price. For purposes of clause (x) of the immediately preceding sentence, the total number of Shares subject to a Company PSU is the maximum number of Shares achievable under such Company PSU (i.e., the number of Shares assuming that 100% performance is achieved).

Pursuant to the Merger Agreement, each Company DSU that is outstanding immediately prior to the Effective Time will, to the extent unvested, automatically become vested and will be cancelled at the Effective Time, and the holder of such Company DSU will thereafter be entitled to receive (without interest), in exchange therefore, in consideration of the cancellation of such Company DSU, an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to (or deliverable under) such Company DSU immediately prior to the Effective Time multiplied by (y) the Offer Price.

See Section 11 – “The Merger Agreement; Other Agreements.”

What is the market value of my Shares as of a recent date?

On August 6, 2024 the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $4.25 per Share. On August 19, 2024, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $7.09 per Share. We encourage you to obtain current market quotations for Shares before deciding whether to tender your Shares.

See Section 6 – “Price Range of Shares; Dividends on the Shares.”

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

No.

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer, and the Merger is completed, holders of Shares including beneficial owners immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price.

See Section 17 – “Appraisal Rights.”

Who should I call if I have questions about the Offer?

You may call Georgeson LLC, the information agent for the Offer (the “Information Agent”), toll free at (866) 461-6997 or at (781) 896-3679. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

Genesis Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Pharmacosmos A/S, a Danish Aktieselskab (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share, (the “Shares”), of G1 Therapeutics, Inc., a Delaware corporation (the “Company”), at a purchase price of $7.15 per Share in cash (the “Offer Price”) without interest and subject to any withholding of taxes required by applicable legal requirements, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 6, 2024 (as it may be amended from time to time, the “Merger Agreement”), among the Company, Parent and Purchaser, pursuant to which, unless otherwise agreed by the Company, Parent and Purchaser, as soon as practicable following consummation of the Offer (but in no event later than the first business day after the satisfaction or waiver of the conditions to the Merger), and subject to the satisfaction or waiver of the conditions to the Merger, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and effected without a vote of the Company stockholders. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (being such date and time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date as may be agreed to by Purchaser and the Company and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”), other than Shares (a) held in the treasury of the Company or owned by Parent, Purchaser, the Company or any direct or indirect wholly owned subsidiary of Parent, Purchaser or the Company, or held by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under Delaware law, or (b) irrevocably accepted by Purchaser for purchase in the Offer, will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any withholding of taxes required by applicable legal requirements. Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares. The Merger Agreement is more fully described in Section 11 – “The Merger Agreement; Other Agreements.”

Tendering stockholders who are the holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, as provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Company Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

More complete descriptions of the Company Board’s reasons for recommending that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer, and for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the

“Transactions”), are set forth in the Company’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety, including the information set forth in Item 4 under the sub-headings “Background of Offer and Merger” and “Reasons for Recommendation.”

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition, (ii) the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”), and (iii) the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”). The “Minimum Tender Condition” means that the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), represents a majority of the Shares outstanding at the time of the consummation of the Offer.

See Section 15 – “Conditions of the Offer.” There is no financing condition to the Offer.

The Company has advised Parent that at a meeting of the Company Board held on August 6, 2024, Centerview Partners LLC (“Centerview”) rendered to the Company Board its oral opinion, subsequently confirmed in its written opinion dated August 6, 2024 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Offer Price to be paid to the holders of Shares (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Centerview, dated August 6, 2024, sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Centerview in connection with its opinion and is attached as Annex I to the Schedule 14D-9. The opinion of Centerview does not constitute a recommendation to any stockholder of the Company as to whether or not such holder should tender Shares in connection with the Offer or otherwise act with respect to the Transactions or any other matter.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price in cash (the “Merger Consideration”) without interest and subject to any withholding of taxes required by applicable legal requirements, upon the terms and subject to the conditions set forth in the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Date pay for, all Shares validly tendered prior to one minute after 11:59 P.M., Eastern Time, on the Expiration Date (the “Offer Expiration Time”) and not validly withdrawn as described in Section 4 – “Withdrawal Rights.” The term “Expiration Date” means September 17, 2024, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15 – “Conditions of the Offer.”

The Merger Agreement provides that, subject to the parties’ respective termination rights in the Merger Agreement, Purchaser must extend the Offer:

(i)

for one or more periods of time of up to ten business days per extension if at any scheduled Expiration Date any condition to Purchaser’s obligation to accept for payment and pay for the Shares validly tendered (and not validly withdrawn) in the Offer, as set forth on Annex I to the Merger Agreement and described below under Section 15 – “Conditions of the Offer” (each, an “Offer Condition” and collectively, the “Offer Conditions”), is not satisfied and has not been waived (to the extent permitted under the Merger Agreement); and

(ii)	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or Nasdaq applicable to the Offer.

However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

The “Outside Date” means May 3, 2025; provided, however, that if as of the Outside Date, the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”) has not been satisfied, then the Company will have the right, in its sole discretion, to extend the Outside Date until August 1, 2025 (and such date will then be the Outside Date).

See Section 11 – “The Merger Agreement; Other Agreements – Termination of the Merger Agreement.”

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right to waive any Offer Condition, at any time and from time to time, to increase the Offer Price and to make any other changes in the terms and conditions of the

Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement, if any of the Offer Conditions has not been satisfied at the Offer Expiration Time. Under certain circumstances described in the Merger Agreement, we also may terminate the Merger Agreement.

The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions set forth in Section 15 – “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within one business day) after the Acceptance Time (as defined in Section 11 – “The Merger Agreement”). Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 – “Certain Legal Matters; Regulatory Approvals.”

In the case of certificated Shares, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal.

In the case of book-entry Shares, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal; or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. The term “Agent’s Message” means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date, and, in the case of a book-entry transfer, an Agent’s Message (as defined herein), in lieu of the Letter of Transmittal and such other documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Offer Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, the Company stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company. In addition, for the Company stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date, and, in the case of a book-entry transfer, an Agent’s Message, in lieu of the Letter of Transmittal and such other documents, must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date. The Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and be of no effect.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal: (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal, or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of the Merger Agreement or this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon dealer, commercial bank, trust company when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS OF THE SHARE CERTIFICATES SHALL PASS, ONLY WHEN THEY (OR EFFECTIVE AFFIDAVITS OF LOSS IN LIEU THEREOF) ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES OR EFFECTIVE AFFIDAVITS OF LOSS IN LIEU THEREOF), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, the terms of the Merger Agreement and the rights of holders of Shares to challenge such interpretation with respect to their Shares in a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights, to the extent permitted under applicable law, with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of the Company.

Equity Awards. The Offer is being made only for Shares, and not for outstanding Company Options, Company RSUs, Company PSUs or Company DSUs. Holders of outstanding vested but unexercised Company Stock Options, Company RSUs, Company PSUs and Company DSUs that have not yet been settled in Shares may participate in the Offer only if they first exercise or settle such Company Stock Options, Company RSUs, Company PSUs and Company DSUs in accordance with the terms of the applicable Company Equity Plan and other applicable agreements of the Company and tender the Shares, if any, issued upon such exercise or in connection with such settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding Company Stock Options, Company RSUs, Company PSUs and Company DSUs that the holder will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

See Section 11 – “The Merger Agreement; Other Agreements” for additional information regarding the treatment of the Company Equity Awards in the Merger.

Information Reporting and Backup Withholding. Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares purchased in the Offer or exchanged in the Merger (currently at a rate of 24%). To avoid backup withholding, a U.S. stockholder or payee should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, listing such U.S. stockholder’s correct taxpayer identification number and certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Failure to provide the information on the IRS Form W-9 may subject a stockholder to backup withholding on a payment pursuant to the Offer or the Merger for all Shares purchased from or exchanged by such stockholder and the IRS may impose penalties on such stockholder. Certain stockholders or payees (including, among others, corporations, certain non-resident non-U.S. individuals and non-U.S. entities) are not subject to these backup withholding and reporting requirements. An exempt U.S. stockholder or payee should indicate its exempt status on IRS Form W-9. Any exempt non-U.S. stockholder or payee should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such exempt non-U.S. status in order to qualify for an exemption from information reporting and backup withholding. A disregarded domestic entity that has a regarded non-U.S. owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. Information disclosed on an applicable IRS Form by a stockholder or payee may be disclosed to the local tax authorities of the non-U.S. stockholder under an applicable tax treaty or an information exchange agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Each stockholder and payee should consult their tax advisors as to any qualification for exemption from backup withholding and the procedure for obtaining any such exemption.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Offer Expiration Time. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after October 19, 2024 if Purchaser has not accepted them for payment by the end of October 19, 2024.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Offer Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5. Certain U.S. Federal Income Tax Consequences of the Offer

The following discussion is a summary of certain U.S. federal income tax consequences of the disposition of the Shares in the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of the Company. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS.

The summary applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address non-U.S., state or local tax consequences of the Offer or the Merger, nor does it address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., non-U.S. taxpayers and stockholders that beneficially own (actually or constructively) more than 5% of the total fair market value of the Shares (except as specifically described below), small business investment companies, S corporations, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, persons that accumulate earnings to avoid U.S. federal income tax, cooperatives, banks and certain other financial institutions, broker-dealers, insurance companies, tax-exempt organizations, governmental organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, trusts, United States persons whose functional currency is not the United States dollar, dealers in securities or non-U.S. currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, stockholders holding Shares that are part of a straddle, hedging, constructive sale, conversion or other integrated security transaction for U.S. federal income tax purposes, stockholders who properly exercise appraisal rights with respect to their Shares, stockholders who hold their Shares as “qualified small business stock” or “section 1244 stock,” and stockholders who received Shares in compensatory transactions (including pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock, restricted stock units or otherwise as compensation)). In addition, this summary does not address U.S. federal taxes other than income taxes (including any U.S. federal estate or gift tax consequences), any aspect of the U.S. alternative minimum tax or Medicare tax on net investment income, or any state, local or non-U.S. tax consequence, of the Offer and the Merger.

This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer and the Merger, or transactions pertaining to Company Stock Options, Company RSUs, Company PSUs or Company DSUs (as defined in Section 11 – “The Merger Agreement”) that are canceled and converted into the right to receive cash, as the case may be, in connection with the Merger.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all of the trust’s substantial decisions or (B) the trust was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes. This summary uses the term “Non-U.S. Holder” to mean a beneficial owner of Shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership or other pass-through entity. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Tax Consequences to U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of withholding taxes, if any) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger.

Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss generally would be long-term capital gain or loss, provided that the holding period for such block of Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. In general, long-term capital gain recognized by certain non-corporate U.S. Holders is currently subject to U.S. federal income tax at preferential rates. The deductibility of capital losses by a U.S. Holder is subject to certain limitations.

Tax Consequences to Non-U.S. Holders. Subject to the discussion of backup withholding below, generally, the exchange of Shares for cash pursuant to the Offer or the Merger will not be a taxable transaction to Non-U.S. Holders for U.S. federal income tax purposes, unless: (i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the Offer or the Merger, as the case may be, and certain other conditions are met; (ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or (iii) the Company is or has been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the Non-U.S. Holder’s holding period and the five-year period preceding the Offer or the Merger, as the case may be, and, if the Shares are “regularly traded on an established securities market” (“regularly traded”), the Non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the Shares at any time within such period, and certain other conditions are satisfied.

In the case of clause (i) of the preceding paragraph, gain generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States). In the case of clause (ii) of the preceding paragraph, unless a tax treaty provides otherwise, gain will be subject to U.S. federal income tax at the rates generally applicable to a U.S. Holder (and such Non-U.S. Holder should generally provide an IRS Form W-8ECI). A Non-U.S. Holder that is a non-U.S. corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate) with respect to gain recognized under clause (ii). With respect to clause (iii) of the preceding paragraph, although there can be no assurance in this regard, the Company does not believe that it is, and does not anticipate it becoming, a USRPHC. Further, so long as the Shares are considered to be regularly traded at any time during the calendar year, a Non-U.S. Holder generally will not be subject to tax on any gain recognized on the exchange of Shares pursuant to the Offer or the Merger, unless the Non-U.S. Holder owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the applicable period described in clause (iii). Non-U.S. Holders that have actually or constructively owned more than 5% of the Shares should consult their tax advisors regarding the process for requesting documentation from the Company to establish whether the Company is a USRPHC for U.S. federal income tax purposes and any consequences with respect thereto. A Non-U.S. Holder may, under certain circumstances, be subject to withholding in an amount equal to 15% of the gross proceeds on the sale or disposition of Shares. However, because we believe that the Shares are regularly traded, no such withholding should be required under these rules upon the exchange of Shares pursuant to the Offer or the Merger. Non-U.S. Holders are urged to consult their tax advisors with respect to the particular U.S. federal, state, and local, or non-U.S. tax consequences of the Offer and the Merger and the effect of any applicable tax treaties.

Information Reporting and Backup Withholding. Payments made to stockholders in the Offer or the Merger may be reported to the IRS. In addition, under the U.S. federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer or the Merger. To prevent such backup withholding, each stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number (generally an employer identification number or social security number) and provide certain other information by completing, under penalty of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, generally all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements (though U.S. corporations may be required to submit an IRS Form W-9 to establish such exemption). For a Non-U.S. Holder to qualify for such an exemption from backup withholding, such Non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8), signed under penalty of perjury, attesting to such Non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov).

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or claim a refund of such amounts if they timely provide certain required information to the IRS.

Holders are urged to consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

The tax discussion set forth above is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the Offer and the Merger, including the applicability and effect of U.S. federal, state, local, non-U.S. and other tax laws and treaties. The U.S. federal income and other tax consequences to holders or beneficial owners of options, RSUs, PSUs or DSUs participating in the Offer or Merger with respect to such options, RSUs, PSUs or DSUs are not discussed herein and such holders or beneficial owners are strongly encouraged to consult their own tax advisors regarding such tax consequences.

6. Price Range of Shares; Dividends on the Shares

The Shares currently trade on Nasdaq under the symbol “GTHX.” The Company advised us that, as of August 16, 2024, 52,890,375 Shares were issued and outstanding. The following table sets forth the high and low sale prices per Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq:

	High	Low
Fiscal Year Ending December 31, 2022
First Quarter	$11.33	$7.28
Second Quarter	$8.66	$3.84
Third Quarter	$17.49	$4.86
Fourth Quarter	$13.85	$5.11
Fiscal Year Ending December 31, 2023
First Quarter	$4.97	$4.64
Second Quarter	$2.82	$2.65
Third Quarter	$2.00	$1.90
Fourth Quarter	$2.00	$1.75
Fiscal Year Ending December 31, 2024
First Quarter	$3.65	$3.29
Second Quarter	$4.00	$3.68
Third Quarter (through August 19, 2024)	$7.12	$2.24

On August 6, 2024, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $4.25 per Share. On August 19, 2024, the last full day of trading before commencement of the Offer, the closing price of the Shares on Nasdaq was $7.09 per Share. Stockholders are urged to obtain current market quotations for the Shares.

The Company has not declared or paid dividends to date and does not anticipate doing so.

7. Certain Information Concerning the Company

The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information regarding the Company. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information are untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

General. The Company was incorporated as a Delaware corporation on May 19, 2008 under the name G1 Therapeutics, Inc. The Company is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel small molecule therapeutics for the treatment of patients with cancer. The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:

G1 Therapeutics, Inc.

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

Telephone: (919) 213-9835

The information contained in Section 6—“Price Range of Shares; Dividends on the Shares” is incorporated herein by reference.

Additional Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options and other equity awards granted to them) and other matters. Information concerning the Company’s directors and officers, their compensation and stock options and other equity awards granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC. The Company also maintains an Internet website at https://www.g1therapeutics.com/. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8. Certain Information Concerning Parent, Purchaser and Certain Related Persons

Purchaser is a Delaware corporation and an indirect wholly owned subsidiary of Parent, and was formed solely for the purpose of facilitating the acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into the Company and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and a wholly owned direct subsidiary of Parent. The business address and business telephone number of Purchaser are as set forth below:

Genesis Merger Sub, Inc.

Roervangsvej 30

DK-4300 Holbaek, Denmark

+45 5948 5959

Parent is a Danish Aktieselskab. Parent develops, manufactures and markets medicines for the treatment of iron deficiency and iron deficiency anemia in humans and animals. Parent is furthermore a specialist in developing and producing advanced carbohydrates for pharmaceutical and technical uses. The business address and business telephone number of Parent are as set forth below:

Pharmacosmos A/S

Roervangsvej 30

DK-4300 Holbaek, Denmark

+45 5948 5959

Pharmacosmos Therapeutics Inc. (“PTI”) is a Delaware corporation and a wholly owned direct subsidiary of Parent that holds certain operating and intellectual property assets of Parent. The business address and business telephone number of PTI are as set forth below:

Pharmacosmos Therapeutics Inc.

East Tower, 120 Headquarters Plaza, 6th Floor

Morristown, NJ 07960

(908) 769-7100

The name, business address, citizenship, current principal occupation or employment, and five-year employment history of each director and executive officer of Purchaser, PTI and Parent and certain other information are set forth in Schedule I to this Offer to Purchase.

During the last five years, none of Purchaser, PTI or Parent or, to the best knowledge and belief of Purchaser, PTI and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase: (i) none of Purchaser, PTI, Parent, or, to the best knowledge and belief of Purchaser, PTI and Parent after due inquiry, the persons listed in Schedule I to this Offer to Purchase beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Purchaser, PTI, Parent or, to the best knowledge and belief of Purchaser, PTI and Parent after due inquiry, any of the other persons listed in Schedule I to this Offer to Purchase has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Purchaser, PTI, Parent or, to the best knowledge and belief of Purchaser, PTI and Parent after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, PTI, Parent, their subsidiaries or, to the best knowledge and belief of Purchaser, PTI and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Parent, their subsidiaries or, to the best knowledge and belief of Purchaser, PTI and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC. Parent also maintains an Internet website at https://www.pharmacosmos.com/. The information contained in, accessible from or connected to Parent’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Parent’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

9. Source and Amount of Funds

Purchaser estimates that it will need approximately $405 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding to complete the Merger. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.

Parent expects to obtain the necessary funds for the acquisition of Shares in the Offer and to complete the Merger through (i) its cash on hand, (ii) borrowings under its existing credit facilities described below, or (iii) a combination of the foregoing. To the extent borrowings are made by Parent to fund Purchaser’s purchase of Shares, such funds will be provided to Purchaser through intercompany borrowings. Aside from its existing credit facilities, Parent does not have any other alternative financing plans or arrangements.

Credit Facility Agreement

On May 30, 2024, Parent entered into an updated credit facility agreement (the “Credit Facility Agreement”) with Nykredit Bank A/S. The Credit Facility Agreement replaced the original credit agreement with Nykredit Bank, dated October 17, 2019, as amended December 6, 2021. The Credit Facility Agreement provides for a USD 200,000,000 revolving credit facility (the “Credit Facility”) with a maturity date of June 30, 2029. Borrowings under the Credit Facility are subject to customary conditions. Borrowings under the Credit Facility bear interest at a rate equal to the sum of the reference rate, which is USD SOFR, and a margin of 1.75%. The margin may be adjusted by Nykredit Bank based on Parent’s financial performance. All payments of principal and interest with respect to the Credit Facility will be due and payable as specified in the Credit Facility Agreement. To date, no plans have been made to finance or repay any borrowings under the Credit Facility in connection with the consummation of the transactions contemplated by the Merger Agreement. The Credit Facility Agreement contains representations and warranties, affirmative and negative covenants, including financial maintenance covenants, and events of default, that Parent believes are usual and customary for such a credit facility.

The foregoing summary of the Credit Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Facility Agreement itself, which is incorporated herein by reference. We have filed a copy of the Credit Facility Agreement as Exhibit (b)(1) to the Schedule TO.

10. Background of the Offer; Past Contacts or Negotiations with the Company

The following is a description of contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement and the other agreements related to the Offer. For a review of the Company’s activities relating to these contacts, please refer to the Schedule 14D-9.

Background of the Offer

As part of Parent’s ongoing evaluation of its business and strategic opportunities, Parent’s board of directors and members of senior management of Parent regularly evaluate a variety of potential partnering, collaboration and strategic transactions with third parties.

In December 2022, representatives of Parent sent an introductory email to the Company, following which members of management of Parent and the Company met to discuss potential partnering opportunities in January 2023. At that time, members of Company management indicated an interest in continuing discussions with Parent, but that the Company was not interested in exploring potential partnership transactions until after the upcoming read out of the results of the Company’s Phase 3 PRESERVE 1 trial of trilaciclib in colorectal cancer (the “CRC Trial”), which the Company expected in February 2023. No discussions occurred at this time with respect to a potential acquisition of the Company by Parent.

Throughout 2023, Parent and members of Company management engaged in ordinary course discussions relating to the Company’s clinical programs or potential business transactions between Parent and the Company. These discussions did not result in any formal proposal from Parent to acquire the Company or engage in a business combination transaction at such time.

On January 8, 2024, management of the Company and Parent met to continue discussions regarding potential partnership opportunities and other strategic opportunities that may exist following the Company’s receipt of the interim results for the Company’s Phase 3 PRESERVE 2 trial evaluating the efficacy and safety of trilaciclib in patients with triple negative breast cancer (the “TNBC Trial” and such interim results, the “Interim TNBC Trial Data”). During this meeting, management of Parent and the Company also discussed Parent’s general interest in the Company and other opportunities to work together in the future. On January 10, 2024, the president and chief executive officer of Parent, Tobias S. Christensen, contacted the chief executive officer of the Company, Jack Bailey, and other members of Company management, indicating a strong interest in the Company, requesting that Parent be included in any formal process that the Company may consider conducting following receipt of the Interim TNBC Trial Data and suggesting that the parties enter into a confidentiality agreement, which they did on or around February 6, 2024. On July 11, 2024, such confidentiality agreement was amended for the parties to engage in discussions related to a possible negotiated business transaction. Such agreement, as amended, did not contain a standstill provision.

On February 12, 2024, the Company announced its Interim TNBC Trial Data. Thereafter, Parent received these interim results directly from, and engaged in discussions with members of Company management.

On February 13, 2024, representatives of Parent met with members of Company management to discuss the Interim TNBC Trial Data. Representatives of Parent inquired on the timing of the final results of the TNBC Trial (the “Final TNBC Trial Data”) and indicated their desire to continue discussions with the Company.

Throughout February and March of 2024, the representatives of Parent and the Company met and continued discussions regarding potential partnership and other strategic alternatives.

Throughout the first quarter of 2024, Parent and the Company had discussions in respect of a potential minority equity investment in the Company.

On March 8, 2024, at a meeting between Parent and the Company, Mr. Bailey indicated to representatives of Parent that the Company had received indications of interest from third parties regarding equity investments in the Company and inquired about Parent’s interest in participating in an equity investment. Mr. Christensen indicated that Parent would consider an equity investment and later confirmed Parent’s interest in the opportunity on March 22, 2024. Discussions among members of management of Parent and the Company continued throughout March and on March 21, 2024, the Company agreed to make certain diligence materials available to Parent, which it thereafter did. Parent and its representatives conducted due diligence of the Company during the remainder of March 2024 and the first week of April 2024 with respect to an equity investment in the Company.

On April 5, 2024, Mr. Christensen called Mr. Bailey indicating that Parent was not interested in pursuing an equity investment in the Company but reiterating its interest in COSELA and requesting that the parties continue to keep in touch as the Final TNBC Trial Data readout approached.

Throughout the first half of 2024, members of Parent and Company management continued ordinary course discussions. The discussions at such time generally focused on potential opportunities that might arise following the Company’s receipt of the Final TNBC Trial Data.

Also on June 5, 2024, a representative of Parent reiterated its interest to the Company and desire to meet after the Final TNBC Trial Data readout.

On June 26, 2024, Mr. Christensen and Mr. Bailey met, and during such conversation, Mr. Christensen expressed Parent’s interest in submitting an all-cash proposal to acquire the Company. Mr. Christensen did not indicate any pricing or valuation in this conversation. Mr. Bailey indicated that he would submit any proposal received to the Company’s board of directors for its consideration.

On July 3, 2024, Mr. Christensen informed Mr. Bailey that Parent intended to submit a non-binding indication of interest to acquire the Company on July 8, 2024.

On July 8, 2024, Parent submitted a non-binding indication of interest, dated July 7, 2024, to Mr. Bailey, to acquire the Company at a price of $4.90 per Share in cash (the “Parent July 7 Proposal”). The closing price per Share on July 5, 2024 was $2.51. This was the first communication from Parent that referenced pricing or proposed contemplated deal terms. The Parent July 7 Proposal was subject to the negotiation of a definitive acquisition agreement and satisfactory completion of due diligence by Parent.

On July 13, 2024, Mr. Bailey communicated the Company’s board of directors’ feedback on the Parent July 7 Proposal to Mr. Christensen and indicated that further communications would be channeled through representatives of Centerview Partners LLC, financial advisor to the Company (“Centerview”).

On July 12-13, 2024, the Company made available to Parent and its representatives a virtual data room (the “Data Room”) to facilitate its due diligence investigation of an acquisition of the Company. Between mid-July and August 6, 2024 (the date the Merger Agreement was executed by Parent and the Company), Parent and its representatives conducted due diligence of the Company.

On July 13, 2024, a representative of Parent contacted representatives of Centerview to discuss expectations regarding the bidding process for the Company, including the timeline thereof. During such discussion, Parent indicated that, following due diligence, it may be in a position to submit a proposal to acquire the Company at a value meaningfully in excess of Parent’s prior offer.

On July 17, 2024, representatives of Centerview provided a process letter (the “Process Letter”) to Parent which provided instructions for submitting best and final proposals for a proposed acquisition of the Company. The Process Letter instructed Parent to submit a markup of the proposed agreement and plan of merger (the “draft merger agreement”) to Ropes & Gray LLP, legal advisor to the Company (“Ropes & Gray”) by July 29, 2024 and a final proposal no later than August 5, 2024. The Process Letter provided that a final proposal must include the proposed purchase price per Share and type of consideration; key assumptions on which such proposal is made; a revised mark-up of the draft agreement and plan of merger reflecting feedback, if any, communicated to Parent on behalf of the Company; a description of the expected sources of financing; and other matters. Following Parent’s receipt of the Process Letter, Mr. Christensen contacted Mr. Bailey on July 23, 2024 confirming that Parent intended to meet the process timelines outlined in the Process Letter.

On July 22, 2024, the Company made the draft merger agreement available to Parent. The draft merger agreement contemplated a strategic acquisition of the Company via tender offer pursuant to DGCL 251(h) and provided for customary fiduciary-out provisions with a proposed Company termination fee of 2.0% of transaction equity value, a reasonable best efforts covenant with respect to regulatory matters and a seller-friendly definition of what could constitute a material adverse effect.

On July 29, 2024, Arnold & Porter Kaye Scholer LLP (“Arnold & Porter”), counsel to Parent, submitted Parent’s markup of the draft merger agreement to Ropes & Gray on behalf of Parent. The revised draft merger agreement provided for, among other things, a Company termination fee of 3.5% of the transaction equity value, certain buyer-favorable changes to the non-solicitation and fiduciary-out provisions, expanded certain conditions to the closing of the Offer, narrowed the Company favorable material adverse effect exclusions. Parent’s markup of the draft merger agreement reserved, and did not take positions on, the parties’ regulatory efforts covenant or the proposed treatment of incentive equity awards in the Merger.

During the morning of July 31, 2024, representatives of Ropes & Gray met with representatives of Arnold & Porter to provide the Company’s feedback on Parent’s revised draft merger agreement and encourage Parent to submit a revised draft merger agreement with its best and final proposal on August 5, 2024.

On August 5, 2024, Parent submitted a revised indication of interest to acquire the Company at a price per Share of $6.25 in cash (the “Parent August 5 Proposal”). The closing price per Share on August 2, 2024, the last trading day prior to August 5, 2024 was $3.98. Parent also submitted a revised draft merger agreement with the Parent August 5 Proposal, which included certain improvements to the non-solicitation and fiduciary-out provisions, but retained a termination fee equal to 3.5% of the transaction equity value and added a condition to Parent’s obligation to close the Offer relating to European Commission merger control matters and certain limitations on the actions required of Parent and the Company to obtain required regulatory approvals.

On the evening of August 5, 2024, representatives of Centerview communicated the responses of the Transaction Committee of the Company’s board of directors (the “Transaction Committee”) to representatives of Parent and shortly thereafter, representatives of Parent contacted Centerview to confirm that Parent was willing to increase its proposal to acquire the Company to $6.50 per Share and was amenable to quickly resolving the points raised by the Transaction Committee in the draft merger agreement.

Overnight on August 6, 2024, Ropes & Gray sent a revised draft merger agreement to Arnold & Porter. The revised draft merger agreement provided for, among other things, a Company termination fee equal to 3.0% of the transaction equity value.

In the morning of August 6, 2024, a representative of Parent contacted Mr. Bailey indicating that Parent intended to submit a revised proposal to acquire the Company prior to that morning’s deadline and inquiring about the Company’s willingness to enter into exclusive negotiations. Mr. Bailey indicated to the representative of Parent that value would be the driving factor in the Transaction Committee’s decision whether to grant any party exclusivity, and the Company would consider any requests based on the best and final bids.

Later that morning, Parent submitted a revised best and final proposal to acquire the Company at a price per Share of $7.15 in cash and communicated that Parent had no material substantive issues with the terms of the revised draft merger agreement but requested a call with Mr. Bailey to discuss the compensation arrangements approved by the Compensation Committee of the Company’s board of directors, which call subsequently occurred that morning. The revised Parent proposal valued the Company’s equity at $404.8 million, and as compared to the Company’s closing stock price on August 5, 2024, represented an 81% premium. Parent requested that the Company agree to enter into a short period of exclusivity through 9:29 a.m. Eastern Time on August 7, 2024 to enable the parties to sign and announce the proposed transaction, and representatives of Parent sent a draft exclusivity agreement on behalf of Parent to Centerview.

Representatives of the Company communicated to representatives of Parent that the Transaction Committee had authorized the Company to continue negotiations with Parent and enter into an exclusivity agreement with Parent on mutually agreeable terms through 9:29 a.m. Eastern Time on August 7, 2024 to permit the parties to finalize negotiation of the proposed transaction. Parent and the Company executed the exclusivity agreement that day.

On August 6, 2024, Ropes & Gray and Arnold & Porter finalized the proposed Merger Agreement containing the terms described in Section 11 – “The Merger Agreement; Other Agreements”.

On August 6, 2024, the Company, Parent and Purchaser executed and delivered the Merger Agreement.

Early in the morning on August 7, 2024, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

On August 20, 2024, Purchaser commenced the Offer and Parent filed this Offer to Purchase.

11. The Merger Agreement; Other Agreements

Merger Agreement

The following summary of the material provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified in their entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 — “Certain Information Concerning the Company.” Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual information about Parent, Purchaser or the Company or the Transactions contained in public reports filed by Parent or the Company with the SEC. Such information can be found elsewhere in this Offer to Purchase. The Merger Agreement has been filed as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on August 7, 2024. The Merger Agreement and the summary of its terms contained in the Current Report on Form 8-K filed by the Company with the SEC on August 7, 2024, are incorporated herein by reference as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of the Company designated as third-party beneficiaries), and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures in the confidential disclosure letter delivered by the Company to Parent and Purchaser in connection with the signing of the Merger Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The holders of Shares and other investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.

Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Transactions, the Company, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Tender Offer Statement on Schedule TO and related exhibits, including this Offer to Purchase, and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on August 20, 2024, as well as in the Company’s other public filings.

The Offer

Principal Terms of the Offer

The Offer. Purchaser’s obligation to accept for payment and pay for any Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the Minimum Tender Condition and the other

Offer Conditions that are described in Section 15 — “Conditions of the Offer”. Subject to the satisfaction of the Minimum Tender Condition and the satisfaction (or waiver by Parent) of the other Offer Conditions, the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, irrevocably accept for payment, and pay for, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable (and in any event within one business day) after the Acceptance Time (as defined below). Acceptance of all such validly tendered Shares for payment pursuant to and subject to the conditions of the Offer will occur on or about September 18, 2024, following the Expiration Date, unless one or more Offer Conditions is not satisfied as of such Expiration Date, in which case we will extend the Offer pursuant to the terms of the Merger Agreement (as further described below).

The date and time at which Purchaser accepts for payment such number of Shares validly tendered and not validly withdrawn pursuant to the Offer as satisfies the Minimum Tender Condition is referred to herein as the “Acceptance Time.” Purchaser will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except if the Merger Agreement is terminated pursuant to its terms.

Purchaser expressly reserves the right at any time, or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Price. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of the Company, Purchaser is not permitted to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	decrease the number of Shares sought to be purchased pursuant to the Offer;

•	amend, modify or waive the Minimum Tender Condition;

•	add to the Offer Conditions or impose any other conditions to the Offer;

•	amend or modify the Offer Conditions in a manner adverse to the holders of Shares;

•	extend the Expiration Date in a manner except as required or permitted by the Merger Agreement; or

•

make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent of Purchaser to consummate the Offer.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Expiration Date and in which Parent is required to cause Purchaser to extend the Expiration Date. Specifically, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Merger Agreement provides that Purchaser must extend the Offer for:

(i)

for one or more periods of time of up to ten business days per extension if at any scheduled Expiration Date any offer condition is not satisfied and has not been waived (to the extent permitted under the Merger Agreement); and

(ii)	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or Nasdaq applicable to the Offer.

However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

Offer Conditions The Offer Conditions are described in Section 15 — “Conditions of the Offer”.

Schedule 14D-9 and Board Recommendation

The Merger Agreement provides that as promptly as practicable on the date the Offer is commenced after the filing of the Offer Documents, the Company will file with the SEC and disseminate to holders of Shares, to the extent required by applicable federal securities laws and regulations, including Rule 14D-9 under the Exchange Act, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing the Company Board Recommendation (as defined below) and a notice of appraisal rights as contemplated by Section 262 of the DGCL (subject to the terms and conditions of the Merger Agreement).

The Merger

Principal Terms of the Merger

The Merger Agreement provides that, as soon as practicable following the consummation of the Offer and upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company, and the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation of the Merger. The Merger will be governed by Section 251(h) of the DGCL and, assuming the conditions to the Merger have been satisfied or waived, will be effected as soon as practicable following the consummation of the Offer, but in no event later than the first business day after the satisfaction or waiver of the conditions to the Merger (or on such other date as Parent and the Company may mutually agree).

The certificate of incorporation and the bylaws of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the forms previously agreed to by the parties.

Under the Merger Agreement, as of immediately after the Effective Time, the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Corporation.

The obligations of the Company, Parent and Purchaser to complete the Merger are subject to the satisfaction of the following conditions:

•

there must not be in effect any order, injunction or decree issued by any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing (collectively, “Governmental Body”) of competent jurisdiction preventing the consummation of the Merger;

•

no statute, rule, regulation, order, injunction or decree must have been enacted, entered, promulgated or enforced (and continues to be in effect) by any Governmental Body that prohibits or makes illegal the consummation of the Merger; and

•	Purchaser must have accepted for purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer.

The Offer Conditions are described in Section 15 – “Conditions of the Offer.”

Conversion of Capital Stock at the Effective Time

At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or the holders of any of the following securities, each Share issued and outstanding immediately prior to the Effective Time (being such date and at such time as the certificate of merger in respect of the Merger has been filed with the Secretary of State of the State of Delaware, or at such later time and date as specified in the certificate of merger in accordance with the DGCL and agreed to by Purchaser and the Company, the “Effective Time”) (other than Shares (a) held in the treasury of the Company or owned by Parent, Purchaser, the Company or any direct or indirect wholly owned subsidiary of Parent, Purchaser or the Company, or held by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under Delaware law, or (b) irrevocably accepted by Purchaser for purchase in the Offer) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any withholding of taxes required by applicable legal requirements. As a result of the Merger, the Company will cease to be a publicly traded Company.

At the Effective Time, (i) each Share held in the treasury of the Company or owned by Parent, Purchaser, the Company or any direct or indirect wholly owned subsidiary of Parent, Purchaser or the Company, immediately prior to the Effective Time will be canceled and retired without any conversion thereof, and no payment or distribution will be made in respect thereof; (ii) any Shares irrevocably accepted by Purchaser for purchase in the Offer will no longer be outstanding and will automatically be canceled and retired without any conversion thereof, and no consideration will be delivered in exchange therefor; and (iii) all shares of the common stock of Purchaser then issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and no subsequent transfers of Shares that were issued prior to the Effective Time will be registered. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for transfer will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, the Merger Agreement, or, with respect to Shares of a holder who exercises appraisal rights in accordance with the DGCL, the rights set forth in Section 262 of the DGCL.

Treatment of Equity Awards in the Merger

The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

•

Each Company Option (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled Company Option will thereafter be entitled to receive (without interest), in exchange for such cancellation, an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Offer Price over the applicable exercise price per Share under such Company Option; provided, that in the event that the exercise price per Share under such Company Option is equal to or greater than the Offer Price, such Company Option will be cancelled without any consideration being payable in respect thereof and shall have no further force or effect.

•

Each Company RSU (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled Company RSU will thereafter be entitled to receive (without interest), in exchange for such cancellation, an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to (or deliverable under) such Company RSU immediately prior to the Effective Time multiplied by (y) the Offer Price.

•

Each Company PSU (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled Company PSU will thereafter be entitled to receive (without interest), in exchange for such cancellation, an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to (or deliverable under) such Company PSU immediately prior to the Effective Time multiplied by (y) the Offer Price. For purposes of clause (x) of the immediately preceding sentence, the total number of Shares subject to a Company PSU will be the maximum number of Shares achievable under such PSU (i.e., the number of Shares assuming that 100% performance is achieved).

•

Each Company DSU that is outstanding immediately prior to the Effective Time will, to the extent unvested, automatically become vested and will be cancelled at the Effective Time, and the holder of such Company DSU will thereafter be entitled to receive (without interest), in exchange for such cancellation, an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to (or deliverable under) such Company DSU immediately prior to the Effective Time multiplied by (y) the Offer Price.

Adjustments to the Offer Price and Merger Consideration

The Merger Agreement provides that if, after the date of the Merger Agreement and prior to (A) the payment by Purchaser for Shares validly tendered and not validly withdrawn in connection with the Offer (with respect to the Offer Price) or (B) the Effective Time (with respect to the Merger Consideration), there is any reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange, or readjustment of shares of the Company, or any stock dividend or stock distribution occurring (or for which a record date is established), then the Offer Price and the Merger Consideration will be appropriately adjusted to reflect such change.

Representations and Warranties

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to:

•	organization and corporate power;

•	authorization; valid and binding agreement;

•	capital stock;

•	no subsidiaries; other interests;

•	no breach;

•	consents;

•	SEC reports; disclosure controls and procedures;

•	no undisclosed liabilities;

•	absence of certain developments;

•	compliance with laws;

•	title to tangible properties;

•	tax matters;

•	contracts and commitments;

•	intellectual property;

•	litigation;

•	insurance;

•	employee benefit plans;

•	environmental compliance and conditions;

•	employment and labor matters;

•	FDA and regulatory matters;

•	brokerage;

•	state takeover statutes;

•	affiliate transactions;

•	disclosure;

•	no rights agreement;

•	opinion of financial advisors;

•	privacy and data security; and

•	no other representations and warranties.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that (x) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company, taken as a whole or (y) prevents the ability of the Company to consummate the Transactions; provided, however, that any changes, effects, events, inaccuracies, occurrences or other matters resulting from any of the following will not be deemed to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred:

•

matters generally affecting the United States or foreign economies, financial or securities markets, or political, legislative or regulatory conditions, or changes in general political, social, geopolitical or regulatory conditions, including any changes or developments arising from or in connection with the November 5, 2024 United States federal elections and the results thereof, or the industry in which the Company operates, except to the extent such matters have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates;

•

the negotiation, execution, announcement, or pendency of the Merger Agreement or the Transactions, including the impact thereof on customers, suppliers, employees or other persons having business relationships with the Company;

•

any change in the market price or trading volume of the Shares; provided, that, this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause of the definition of Company Material Adverse Effect;

•

acts of war or terrorism (including cyber attacks and computer hacking), national emergencies, U.S. federal government shutdowns, natural disasters, force majeure events, weather or environmental events or health emergencies, including pandemics or epidemics (or the escalation of any of the foregoing);

•

changes in laws, regulations, accounting principles, or the authoritative interpretations thereof, except to the extent such changes have a materially disproportionate adverse effect on the Company, relative to the impact on other companies in the industry in which the Company operates;

•

the performance of the Merger Agreement and the Transactions, including compliance with covenants set forth therein (excluding the requirement that the Company operate in the ordinary course of business), or the taking of any action or failure to take any action by the Company at the request or with the prior written consent of Parent or Purchaser;

•

any regulatory, preclinical, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments relating to the products that the Company has manufactured, distributed, marketed, licensed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by the Company or any product of a competitor of the Company;

•

the initiation or settlement of any legal proceedings commenced by or involving (i) any Governmental Body in connection with the Merger Agreement or the Transactions or (ii) any current or former holder of Shares (on their own or on behalf of the Company) arising out of or related to the Merger Agreement or the Transactions;

•	matters listed on the confidential disclosure letter to the Merger Agreement, but only to the extent described in the confidential disclosure letter to the Merger Agreement; or

•

any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period; provided, that, this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause of this definition.

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to:

•	organization and corporate power;

•	authorization; valid and binding agreement;

•	no breach;

•	consents;

•	litigation;

•	disclosure;

•	brokerage;

•	operation of Purchaser;

•	ownership of Shares;

•	vote/approval required;

•	funds;

•	solvency;

•	acknowledgment as to the absence of other representations and warranties;

•	investigation; disclaimer of reliance; and

•	other agreements.

Certain of Parent and Purchaser’s representations and warranties contained in the Merger Agreement are qualified as to “materiality” or “Purchaser Material Adverse Effect.” “Purchaser Material Adverse Effect,” as used in the Merger Agreement, means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent or Purchaser to timely perform its obligations under the Merger Agreement or to timely consummate the Transactions.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement (or in any instrument delivered pursuant to the Merger Agreement) survive the Merger.

Covenants

Conduct of Business Pending the Merger

The Company has agreed that, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (i) as set forth in the confidential disclosure letter to the Merger Agreement, (ii) as expressly permitted or contemplated by the Merger Agreement, (iii) as required by applicable law, (iv) any action taken, or omitted to be taken, in response to any pandemic, epidemic or disease outbreak, or (v) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will use commercially reasonable efforts (A) to carry on its business in the ordinary course of business, (B) to preserve intact its current business organization and (C) to preserve its relationships with material customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the date of the Closing. Any action, the subject matter of which is addressed by the restrictions set forth in the following paragraph, will be deemed compliant with the restrictions set forth in this paragraph, if compliant with the restrictions set forth in the following paragraph.

The Company has further agreed that, during the Pre-Closing Period, except (i) as set forth in the confidential disclosure letter to the Merger Agreement, (ii) as required by applicable law, (iii) as expressly permitted or contemplated by the Merger Agreement, (iv) to the extent necessary to comply with any obligation under any contracts made available to Parent on or prior to the date of the Merger Agreement, the Company will not, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

•

(A) authorize, declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any Shares or other Company Securities (as defined in the Merger Agreement) or (B) directly or indirectly redeem, repurchase or otherwise acquire any Shares or other Company Security except, in each case, (1) as a result of net share settlement of any Company Equity Award (as defined in the Merger Agreement) or to satisfy the exercise price or withholding tax obligations in respect of any Company Equity Award or (2) any forfeitures or repurchases of Company Equity Awards in accordance with the terms thereof;

•

issue, sell, pledge, dispose of, grant or otherwise encumber, or authorize the issuance, sale, pledge, grant, disposition or other encumbrance of, (A) any Shares, other Company Securities or other ownership interest in the Company, (B) any securities convertible into or exchangeable or exercisable for any such shares, Company Securities or ownership interest, (C) any phantom equity or similar contractual rights or (D) any rights, warrants or options to acquire or with respect to any such Shares, Company Securities or ownership interest or convertible or exchangeable securities except, in each case, for issuances, dispositions or sales (x) upon the exercise of Company Stock Options or the settlement of Company RSUs, Company PSUs or Company DSUs in accordance with the terms of the applicable Company Equity Plan or the terms of the Merger Agreement or (y) pursuant to contractual obligations existing on the date of the Merger Agreement and listed in the confidential disclosure letter to the Merger Agreement;

•

except as required by the terms of a Company benefit plan or in the ordinary course of business, (A) materially increase the compensation with respect to any of the Company’s current or former directors, officers, employees or individual independent contractors, (B) grant or pay to any of the Company’s current or former directors, officers, employees or individual independent contractors any severance, change in control or termination pay, (C) establish, adopt, enter into, modify, amend in any material respect or terminate any material Company benefit plan or (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Equity Plan or awards made thereunder or any other contract with any current or former director, officer, employee or individual independent contractor of the Company, other than as required pursuant to the Merger Agreement;

•	adopt, enter into or amend any collective bargaining agreement or contract with any labor union, trade organization or other employee representative body applicable to the Company;

•

(A) hire any employee other than to fill open positions and for which the budgeted annual base salary of such position does not exceed $300,000, or (B) terminate (other than for cause) any employee whose annual base salary exceeds $300,000, except, in each case, as set forth in the confidential disclosure letter to the Merger Agreement;

•	amend in any material respect any of the organizational documents of the Company, adopt a stockholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;

•

effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

•	adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company;

•

make any capital expenditures that are in the aggregate (A) in excess of the amounts indicated in any capital expenditure budget provided to Parent in writing at least two business days prior to the date of the Merger Agreement or (B) greater than $300,000;

•

acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other person, except for the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practices, or in individual transactions involving less than $1,000,000;

•

except with respect to any intercompany arrangements, (A) incur any Indebtedness (as defined in the Merger Agreement), renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for short-term Indebtedness incurred in the ordinary course of business consistent with past practice; (B) forgive any loans or make any loans or advances to any other person, (C) make any capital contributions to, or investments in, any other person or (D) repurchase, prepay or refinance any Indebtedness (except to the extent required pursuant to any contract in effect on the date hereof);

•

sell, transfer, license, assign, mortgage, encumber or otherwise abandon, withdraw or dispose of (A) any material tangible assets other than sales of products in the ordinary course of business or pursuant to existing contracts in effect as of the date hereof, or (B) any Owned Intellectual Property (as defined in the Merger Agreement) or any Intellectual Property (as defined in the Merger Agreement) that is or has been exclusively licensed to the Company, except in the case of clause (B), with respect to non-exclusive licenses granted pursuant to the Company’s standard contracts in the ordinary course of business;

•	commence, pay, discharge, settle, compromise or satisfy any action that is unrelated to the Transactions, other than solely for monetary consideration not to exceed $250,000;

•

change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or accounting methods in any material respect, except as required by GAAP or law;

•

(A) make, change or revoke any material tax election with respect to the Company, (B) file any material amended tax return, (C) change any annual tax accounting period, or adopt or change any material method of tax accounting, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), tax allocation agreement or tax sharing agreement (other than any commercial agreement that does not relate primarily to taxes) relating to or affecting any material tax liability of the Company, (E) settle or compromise any material tax liability with respect to the Company, (F) surrender any right to claim a refund, offset, or other reduction in tax liability, or (G) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or its subsidiary except in the ordinary course of business consistent with past practice or, in each case of clauses (A) through (G), as required by applicable law;

•

(A) enter into any contract that would have been a Company Material Contract (as defined in the Merger Agreement) were the Company a party or subject thereto on the date hereof, or (B) waive, release or assign any material rights or claims under any Company Material Contract, or (C) renew, materially amend, materially modify or terminate, any Company Material Contract;

•	abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any material permits;

•	amend, cancel or terminate any material insurance policy naming the Company or its subsidiary as an insured, a beneficiary or a loss payable payee without obtaining substitute insurance coverage;

•

enter into any new material line of business or enter into any agreement or commitment that materially limits or otherwise materially restricts the Company or its affiliates, including, following the Closing, Parent and its affiliates (other than in the case of Parent and its affiliates, due to the operation of Parent’s or its affiliates’ own contracts), from time to time engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business;

•

commence any clinical study of which Parent has not been informed prior to the date of the Merger Agreement or, unless mandated by any Governmental Body, discontinue, terminate or suspend any ongoing clinical study;

•	enter into an Affiliate Transaction (as defined in the Merger Agreement) (aside from the Transactions);

•

abandon, cancel, fail to renew or permit to lapse any material Company Registered Intellectual Property (as defined in the Merger Agreement) (excluding any abandonment of any Company Registered Intellectual Property at the end of the applicable statutory term, in the ordinary course of prosecution in the exercise of the business judgment of the Company’s management or legal counsel, or otherwise in the ordinary course of business); or

•	authorize any of, or agree or commit to take any of, the foregoing actions.

Access to Information

During the Pre-Closing Period, the Company has agreed to use commercially reasonable efforts, upon reasonable advance notice, and subject to applicable governmental restrictions and recommendations, to (i) give Parent and Purchaser and their respective representatives, at Parent’s expense, reasonable access during normal business hours (under the supervision of appropriate Company personnel and in a manner that does not unreasonably interfere with normal business operations of the Company) to relevant employees, assets and facilities and to relevant books, contracts and tax returns, work papers, records and other documents of the Company, (ii) permit Parent and Purchaser to make such non-invasive inspections as they may reasonably request and (iii) cause its officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Parent or Purchaser may from time to time reasonably request, subject to customary exceptions. In addition, during the Pre-Closing Period, the Company has agreed to notify Parent of the occurrence of certain events relating to the Company’s post-marketing study conducted under protocol G1T28-211.

No Solicitation

The Company will not, and will instruct its Representatives (as defined in the Merger Agreement) not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate the submission of any offer or proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal (as defined below), (ii) engage in negotiations with respect to any Acquisition Proposal or (iii) provide or make available any non-public information to any person (other than Parent, Purchaser or any designees of Parent or Purchaser) in connection with any Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Acquisition Proposal.

The Company will, and will instruct its Representatives to, immediately cease any solicitation, discussions or negotiations with any person (other than Parent, Purchaser or any designees of Parent or Purchaser) with respect to any Acquisition Proposal, and, to the extent the Company has the right to do so, will request from each person with whom the Company has engaged with respect to an Acquisition Proposal in the last twelve months, the return or destruction of all confidential information provided by or on behalf of the Company to any such person, and the Company will terminate access to any physical or electronic data rooms (other than such access granted to Parent and Purchaser and their Representatives). Notwithstanding the foregoing or any other provision of the Merger Agreement, the Company and its Representatives may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or group solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal or to request that any Acquisition Proposal made orally be made in writing and (B) inform a person that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this paragraph and the foregoing paragraph.

For purposes of the Merger Agreement, the term “Acquisition Proposal” means any offer or proposal made or renewed by a person or group (other than Parent or Purchaser) at any time after the date of the Merger Agreement that is structured to permit such person or group to acquire beneficial ownership of twenty percent or more of the total voting power of any class of equity securities of the Company or twenty percent or more of the consolidated total assets of the Company, pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, joint venture, license or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Offer and the Merger.

Notwithstanding the foregoing, the Transactions are excluded from the definition of “Acquisition Proposal.”

For purposes of the Merger Agreement, the term “Superior Proposal” means a written bona fide Acquisition Proposal (except the references in the definition thereof to “twenty percent” will be replaced by “fifty percent”) that the Company Board or a committee thereof has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisors, is superior to the Acquisition Proposal reflected in the Merger Agreement, taking into account all legal, regulatory and financial terms, the likelihood of consummation (including certainty of closing), and all other aspects of such Acquisition Proposal.

Notwithstanding the restrictions described above or any other provisions in the Merger Agreement, if at any time following the date of the Merger Agreement and prior to the Acceptance Time (i) the Company has received an Acquisition Proposal that did not, directly or indirectly, result from a material breach of the Merger Agreement, and (ii) the Company Board or a committee thereof determines in good faith (after consultation with outside counsel and a financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, then the Company may:

•	(A) furnish information with respect to the Company to the person or group making such Acquisition Proposal and its Representatives; and

•

(B) participate in discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal; provided, that, (1) the Company will not, and will instruct its Representatives not to, disclose any material non-public information to such person unless the Company (x) has entered into a confidentiality agreement with such person existing as of the date of the Merger Agreement or (y) first enters into a confidentiality agreement with such person with terms governing confidentiality that, taken as a whole, are not materially less restrictive, in the aggregate, to the other person than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to an Acquisition Proposal, and (2) the Company will, as promptly as reasonably practicable, and in any event within one business day, provide or make available to Parent any material non-public information concerning the Company provided or made available to such other person that was not previously provided or made available to Parent or Purchaser.

In addition, the Company must:

•

promptly (and in any event within one business day) notify Parent of the receipt by the Company of any Acquisition Proposal or written indication by any person that it is considering making an Acquisition Proposal;

•

provide Parent promptly (and in any event within such one business day period) a summary of the material terms and conditions of any such Acquisition Proposal, in each case, except to the extent that doing so would violate a confidentiality agreement existing as of the date of the Merger Agreement;

•

keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any material changes to the terms thereof) on a reasonably prompt basis, and

•	Parent’s request, reasonably inform Parent of the status of such Acquisition Proposal.

The Merger Agreement further provides that the Company Board, and each committee thereof, will not (i) cause or permit the Company to enter into any acquisition agreement, merger agreement or other definitive agreement (other than an Acceptable Confidentiality Agreement or any “clean team” agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation (as defined below).

Change of the Company Board Recommendation

As described above, and subject to the provisions described below, the Company Board has unanimously resolved to recommend that the Company’s stockholders accept the Offer and tender all of their Shares pursuant to the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” Unless the Company Board has made a Change of Board Recommendation (as defined below), the Company Board has also agreed to include the Company Board Recommendation in the Schedule 14D-9 and to permit Parent to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.

Except as described below, during the Pre-Closing Period, the Company Board or the Company, as applicable, may not:

•

publicly announce the withdrawal or material modification (in a manner adverse to Parent or Purchaser) of the Company Board Recommendation or publicly announce any proposal to withdraw or materially qualify or modify (in a manner adverse to Parent or Purchaser) the Company Board Recommendation (or agree to take any such action);

•

fail, within ten business days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a person other than Parent or any of its affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer;

•	fail to include the Company Board Recommendation in the Schedule 14D-9 when mailed to the Company’s stockholders; and

•

except in the case of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a person other than Parent or any of its affiliates, fail to publicly reaffirm the Company Board Recommendation within five business days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided, that, Parent may deliver only one such request with respect to any Acquisition Proposal.

Any action described in the foregoing three bullet points is referred to as a “Change of Board Recommendation.”

However, notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement if:

•

the Company receives an Acquisition Proposal that did not result from a material breach of the Merger Agreement that the Company Board or a committee thereof determines in good faith (after consultation with outside counsel) constitutes a Superior Proposal;

•	the Company has notified Parent in writing that it intends to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement; and

•

no earlier than the end of the Notice Period (as defined below), the Company Board or any committee thereof determines in good faith that the Acquisition Proposal that is subject of the Determination Notice (as defined below) continues to constitute a Superior Proposal, and that the failure to terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, after consultation with outside counsel and taking into consideration the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period.

Additionally, at any time prior to the Acceptance Time, the Company Board or a committee thereof may make a Change of Board Recommendation if and only if:

•

the Company receives an Acquisition Proposal that did not result from a material breach of the Merger Agreement and that the Company Board or a committee thereof determines in good faith constitutes a Superior Proposal,

•	the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation; and

•

no earlier than the end of the Notice Period, the Company Board or a committee thereof determines in good faith that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, after consultation with outside counsel and taking into consideration any changes to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period.

Finally, at any time prior to the Acceptance Time and other than in connection with an Acquisition Proposal, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event (as defined below) if:

•	the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation; and

•

no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after consultation with outside counsel and considering the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement further provides that, during any Notice Period, if requested by Parent, the Company will negotiate in good faith with Parent regarding potential changes to the Merger Agreement.

For purposes of the Merger Agreement, a “Determination Notice” means any notice delivered by the Company to Parent pursuant to a Change of Board Recommendation, an Alternative Acquisition Agreement termination or the bullet points above relating to an Intervening Event and “Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth business day thereafter at 5:00 p.m. Eastern Time; provided, that, with respect to any material change in the financial terms of any Superior Proposal, the Notice Period will extend until 5:00 p.m. Eastern Time on the second business day after delivery of such revised Determination Notice; provided, further, that if fewer than five business days remain prior to the scheduled Expiration Date, the Notice Period will be the period beginning upon delivery by the Company to Parent of a Determination Notice and ending twenty-four hours thereafter.

For purposes of the Merger Agreement, an “Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that was not known or reasonably foreseen to the Company Board or any committee thereof on the date of the Merger Agreement (or if known, the consequences of which were not known to the Company Board or any committee thereof as of the date of the Merger Agreement), which change, effect, event, circumstance, occurrence or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof prior to the Acceptance Time; provided, however, that in no event will any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event; and provided, further, that, subject to the immediately following proviso, in no event shall any of the following constitute or contribute to an Intervening Event: (i) changes in the price of the Company’s common stock in and of itself or (ii) the fact, in and of itself, that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period; provided, however, that the facts or causes underlying or contributing to any of the matters described above may be considered in determining whether an Intervening Event has occurred.

None of the provisions described above under “ – Acquisition Proposals” or elsewhere in the Merger Agreement will prohibit (i) the Company Board or a committee thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e 2(a) or Rule 14d-9 promulgated under the Exchange Act or (B) making any public statement if the Company Board or a committee thereof determines in good faith (after consultation with outside counsel) that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act.

Employee Benefits and Compensation

For a period of one year following the Effective Time, or if sooner, termination of the applicable employee, Parent will, and will cause the Surviving Corporation and each of its other subsidiaries to, maintain for each individual employed by the Company as of immediately prior to the Effective Time (each, a “Current Employee”), (i) base compensation and cash incentive compensation opportunity at least as favorable as that provided to the Current Employee as of immediately prior to the Effective Time, (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits maintained for and provided to the Current Employees as of immediately prior to the Effective Time, and (iii) severance benefits that are at least as favorable as the severance benefits provided by the Company to the Current Employee as of immediately prior to the Effective Time. Each of the Company, Parent and Purchaser acknowledges that the occurrence of the

Acceptance Time will constitute a change in control (or other similar term) of the Company under the terms of the Company benefit plans containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

At any time prior to the Acceptance Time, the Company may pay to each designated employee a bonus in such amount as is determined by the Company Board (or a committee of the Company Board) within the parameters disclosed in the confidential disclosure letter to the Merger Agreement.

Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees to the Company prior to the Effective Time to be taken into account for the purposes of eligibility and vesting (but not for accrual of benefits other than determining the level of vacation pay accrual and severance benefits) under all employee benefit plans of Parent, the Surviving Corporation and its subsidiaries, to the same extent as such service was taken into account under the corresponding Company benefit plans immediately prior to the Effective Time for those purposes; provided, that, the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Parent will use commercially reasonable efforts to cause the Surviving Corporation to waive any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations for Current Employees under any employee benefit plan of Parent, the Surviving Corporation or its subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company benefit plan in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its subsidiaries to, use commercially reasonable efforts to give such Current Employees credit under such employee benefit plans for any eligible expenses incurred by such Current Employees and their covered dependents under a Company benefit plan during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, and maximum out-of-pocket requirements applicable to such Current Employees and their covered dependents in respect of the plan year in which the Effective Time occurs.

If requested by Parent at least five business days prior to the Closing, the Company will, effective no later than the day immediately preceding the Closing (the “401(k) Plan Termination Date”) and contingent upon the Closing, adopt such necessary resolutions and any amendments required by law to the G1 Therapeutics 401(k) Plan (the “401(k) Plan”) to terminate the 401(k) Plan as of the 401(k) Plan Termination Date. If the 401(k) Plan is so terminated as of the 401(k) Plan Termination Date, (i) Parent, or its affiliates, shall use commercially reasonable efforts to permit each Current Employee who, as of immediately prior to the Closing, participates in the 401(k) Plan to make rollover contributions of eligible rollover distributions, including plan loans, to a tax-qualified defined contribution retirement plan maintained by Parent or its Affiliate (the “Parent 401(k) Plan”) and (ii) use commercially reasonable efforts to provide that each Current Employee shall be eligible to participate in the Parent 401(k) Plan as of the Closing Date.

Without limiting the generality of the Merger Agreement, no provision of the Merger Agreement (i) prohibits Parent or the Surviving Corporation from amending or terminating any individual Company benefit plan or any other employee benefit plan in accordance with its terms, (ii) requires Parent or the Surviving Corporation to keep any person employed for any period of time, (iii) constitutes the establishment or adoption of, or amendment to, any Company benefit plan or other employee benefit plan or (iv) confers upon any Current Employee or any other person any third-party beneficiary or similar rights or remedies.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for indemnification and exculpation rights with respect to liabilities for acts and omissions occurring prior to or at the Effective Time, as well as related rights to advancement of expenses, in favor of the current and former directors and officers of the Company (the “Indemnified Parties”). Specifically, for a period of six years after the Effective Time, the provisions of the certificate of incorporation and bylaws of the Company as of the date of the Merger Agreement which relate to indemnification, exculpation and advancement of expenses, will survive the Merger and must not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of an Indemnified Party.

Additionally, from and after the Effective Time, Parent and the Surviving Corporation will, jointly and severally, indemnify and hold harmless each present Indemnified Party against any and all obligations to pay a judgment, settlement or penalty and reasonable expenses incurred in connection with any action arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, affiliate, fiduciary or agent of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such action, Parent and the Surviving Corporation will advance to each Indemnified Party reasonable expenses incurred in the defense of the action.

The Merger Agreement also provides that the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation will purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which (i) will be effective until the sixth anniversary of the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies, provided, that, the annual premium for such tail policy may not exceed three hundred percent of the last annual premium paid prior to the Effective Time. If the aggregate premium of such insurance policies exceed the such amount then the Company may, and the Surviving Corporation will, purchase a tail policy with the greatest amount of coverage as is available at a cost up to, but not exceeding, three hundred percent of the last annual premium paid prior to the Effective Time.

Reasonable Best Efforts to Consummate the Merger; Regulatory Filings

Pursuant to the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable legal requirements to consummate the Offer, the Merger and the other Transactions as promptly as possible and, in any event, by or before the Outside Date. The parties have agreed that they will cause their ultimate parent entity (as such term is defined in the HSR Act) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other filings required pursuant to applicable foreign antitrust laws with respect to the Offer and Merger as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that, unless otherwise agreed by the Company and Parent in writing, the filing of a Notification and Report Form pursuant to the HSR Act must be made within ten business days after the date of the Merger Agreement). The parties will supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Body pursuant to the HSR Act or any other antitrust law.

The parties also will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any antitrust laws. The parties agree (A) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any antitrust laws, (B) to give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any antitrust laws, (D) if any Governmental Body initiates a substantive oral communication regarding any antitrust laws, to promptly notify the other party of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any antitrust laws and (F) to provide each other with copies of all written communications to or from any Governmental Body relating to any antitrust laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis, if appropriate. The Company and Parent shall jointly control the strategy and timing for obtaining any approvals or clearances required or advisable under any antitrust laws in connection with the Merger Agreement.

Parent will, and will cause each of its affiliates to, use its reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition (collectively “Antitrust Laws”) to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Body, in each case, to cause the Merger to occur as promptly as possible and, in any event, by or before the Outside Date, including (i) promptly complying with any requests for additional information (including any second request) by any Governmental Body, (ii) if necessary to obtain clearance by any Governmental Body before the Outside Date, committing to and effecting any required action or restriction and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the Offer and the Merger and taking other actions to prevent the entry, enactment or promulgation thereof. Notwithstanding anything in Merger Agreement to the contrary, none of Parent or any of its affiliates will be required to agree to or proffer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair Parent’s or any of its affiliates’ ability to own or operate any assets or properties of Parent or any of its affiliates (including for the avoidance of doubt, any equity or other interests in the Company) or any assets or properties of the Company or any of its affiliates if, in each case, such action would reasonably be expected to have a material adverse effect on the Company, or Parent and its subsidiaries. Furthermore, Parent will not take, and shall cause each of its affiliates to not take, any action or omit to take any action that reasonably would be expected to delay clearance by any Governmental Body or to make clearance by any Governmental Body before the Outside Date less probable or more difficult to obtain. Parent will bear the expenses and costs incurred by the parties in connection with any filings or other such actions that may be required to obtain clearance under any Antitrust Law for the consummation of the Offer and the Merger.

Each party has also agreed to use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any contracts to which it is a party as may be necessary for the consummation of the Transactions or required by the terms of any contract as a result of the execution, performance or consummation of the Transactions; provided, that, in no event will the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration or make any other accommodation to any third party to obtain any consent, approval or waiver required with respect to any such contract.

Approval of Compensation Actions

The Merger Agreement provides that prior to the Acceptance Time, the compensation committee of the Company Board will take all such actions as may be required to approve, as an employment compensation, severance, or other employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all compensation actions taken after January 1, 2024 and prior to the Acceptance Time that have not already been so approved.

Stockholder Litigation.

The Company has agreed to notify Parent of litigation against the Company or any of its directors or officers relating to the Merger Agreement or the Transactions. The Merger Agreement provides that Parent will have the right to participate in the defense of any such litigation, the Company will consult with Parent regarding the defense of any such litigation, and the Company will not settle or compromise any such litigation without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed.

Treatment of Certain Indebtedness

The Company will use its commercially reasonable efforts to deliver to Parent, at least two business days prior to the Closing, a draft of (and on the date of Closing, an executed copy of) a customary payoff letter from the lenders under the Loan and Security Agreement dated May 29, 2020 between the Company, the lenders party thereto, and Hercules Capital, Inc., as administrative agent and collateral agent, as amended from time to time (the “Hercules LSA”) relating to the repayment in full of all obligations thereunder or secured thereby, the termination of the Hercules LSA and all commitments in connection therewith and the release of all liens securing the obligations thereunder following the payment by Parent of any and all amounts outstanding and then due and payable under the Hercules LSA in accordance with the payoff letter. At the Closing, Parent will pay any and all amounts outstanding and then due and payable on such date under the Hercules LSA in accordance with the payoff letter.

Other Covenants and Agreements.

The Merger Agreement contains certain other covenants and agreements, including covenants described below:

•

The Company and Parent will not, and will cause each of its subsidiaries to not, issue any press release or announcement concerning the Transactions without the prior consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain exceptions.

•

Parent will not, and will cause each of its subsidiaries to not, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in any Offer Conditions or the conditions to the Merger not being satisfied or prevent, materially delay or materially impede the ability of Parent and Purchaser to consummate the Offer, the Merger or the other Transactions.

•

Parent will, immediately following execution of the Merger Agreement, cause the Merger Agreement to be approved by the sole stockholder of Purchaser in accordance with applicable law and the certificate of incorporation and bylaws (or other governing documents) of Purchaser and deliver evidence thereof to the Company.

•	Parent and Purchaser have no right to control or direct the Company’s operations prior to the Effective Time.

•	Prior to the Effective Time, Purchaser will not engage in any other business activities and will not incur any liabilities or obligations other than as contemplated in the Merger Agreement.

•

Parent will take all actions necessary to cause Purchaser to perform its obligations in accordance with the Merger Agreement and to consummate the Merger on the terms and conditions set forth in the Merger Agreement.

•

Prior to the Acceptance Time, Parent will not own (directly or indirectly, beneficially or of record) any Shares, and none of Parent, Purchaser or their respective affiliates will hold any rights to acquire any Shares except pursuant to the Merger Agreement.

•

Prior to the Closing Date, the Company will cooperate with Parent and use commercially reasonable efforts to take all actions under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 16 Matters

Prior to the Acceptance Time, the Company Board will take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Company directors and officers of Shares and Company Equity Awards in the Transactions.

Termination

The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, under any of the following circumstances:

•	at any time prior to the Acceptance Time, by mutual written consent of Parent and the Company;

•

at any time prior to the Acceptance Time, by either Parent or the Company if any court of competent jurisdiction or other Governmental Body of competent jurisdiction has issued a final order, decree or ruling, or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the terms of this provision are not available to any party unless such party has complied with its obligations under the Merger Agreement in all material respects, including the provisions regarding using reasonable best efforts to make a filing under the HSR Act. We refer to any termination of the Merger Agreement pursuant to this provision as a “Governmental Body Termination”;

•

by either Parent or the Company, if the Acceptance Time has not occurred on or prior to May 3, 2025 (the “Outside Date”) provided, however, that if as of such date, the HSR Condition (as defined below) is not satisfied, then the Company will have the right, in its sole discretion, to extend the Outside Date until August 1, 2025 (and such date will then be the Outside Date) upon written notice delivered by the Company to Parent at or prior to 11:59 p.m. Eastern Time on the initial Outside Date; provided, however, that right to terminate pursuant to the terms of this provision is not available (i) to any party unless such party has complied in all material respects with its obligations under the Merger Agreement or (ii) to either party at any time the parties are litigating obligations under the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as an “Outside Date Termination”;

•

at any time prior to the Acceptance Time, by the Company if (i) Purchaser fails to timely commence the Offer in violation of the terms of the Merger Agreement, (ii) the Offer has expired or has been terminated without Purchaser having accepted for purchase the Shares validly tendered (and not withdrawn) pursuant to the Offer on the terms set forth in the Merger Agreement, (iii) Purchaser, in violation of the terms of the Merger Agreement, fails to accept for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer or (iv) there has been a breach of any covenant or agreement made by Parent or Purchaser in the Merger Agreement, or any representation or warranty of Parent or Purchaser is inaccurate or becomes inaccurate after the date of the Merger Agreement, and such breach or inaccuracy gives rise to a Purchaser Material Adverse Effect, and such breach or inaccuracy is not capable of being cured on or before the Outside Date, or, if capable of being cured by such date, is not cured prior to the earlier of (x) thirty days following receipt by Parent or Purchaser of written notice of such breach or inaccuracy or (y) one business day prior to the Outside Date (except that the right to terminate the Merger Agreement pursuant to this provision will not be available to the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement as to cause or result in the Representation Condition (as defined below) not being satisfied. We refer to any termination of the Merger Agreement pursuant to this provision as a “Parent Breach Termination”;

•

at any time prior to the Acceptance Time, by the Company Board or any committee thereof in order to enter a definitive agreement with respect to a Superior Proposal; provided, that, concurrently with such termination, the Company enters into an Alternative Acquisition Agreement in respect of such Superior Proposal and pays the Company Termination Fee (as defined below). We refer to any termination of the Merger Agreement pursuant to this provision as a “Superior Proposal Termination”;

•

at any time prior to the Acceptance Time, by Parent if (i) Purchaser has complied with the terms of the Offer and, due to the failure of an Offer Condition to be satisfied, the Offer has expired or has been terminated without Purchaser having accepted for purchase the Shares validly tendered (and not withdrawn) pursuant to the Offer or (ii) there has been a breach of any covenant or agreement made by the Company in the Merger Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of the Merger Agreement, and such breach or inaccuracy gives rise to a Company Material Adverse Effect, and such breach or inaccuracy is not capable of being cured prior to the Outside Date, or, if capable of being cured by such date, is not cured prior to the earlier of (x) thirty days following receipt by the Company of written notice of such breach or inaccuracy or (y) one business day prior to the Outside Date (except Parent may not terminate the

Merger Agreement or abandon the Offer and the Merger in reliance on this paragraph if Parent is then in material breach of any of its representations, warranties covenants or agreements under the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as a “Company Breach Termination”; or

•

at any time prior to the Acceptance Time, by Parent if the Company Board or any committee thereof effects a Change of Board Recommendation. We refer herein to any termination of the Merger Agreement pursuant to this provision as a “Change in Recommendation Termination.”

Effect of Termination

If the Merger Agreement is terminated, it will be void and of no effect and there will be no liability on the part of any party (or any of its Representatives), except that (i) certain specified provisions of the Merger Agreement, as well as the confidentiality agreement between Parent and the Company, will survive such termination, and (ii) except in a circumstance where the Company Termination Fee is paid, no such termination will relieve any person of any liability for damages resulting from material breach of the Merger Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of the Merger Agreement or would constitute fraud with respect to the making of an express representation or warranty in the Merger Agreement, which liability, the parties acknowledge and agree, in the event of a failure by Parent to consummate the Transactions, shall not be limited to reimbursement of out-of-pocket fees, costs or expenses in connection with the Transactions and shall include damages based on loss of the economic benefit of the Transactions to the Company and the stockholders of the Company (taking into consideration all relevant matters, including as a result of any foregone opportunities, or combination opportunities and the time value of money). The foregoing liability provisions shall in no way prohibit, limit or otherwise impair the Company’s injunction, specific performance and equitable relief rights and related rights provided for in the Merger Agreement. The Merger Agreement provides that Parent will cause the Offer to be terminated immediately after any termination of the Merger Agreement.

Termination Fees

The Company has agreed to pay Parent a termination fee of $12,140,000 in cash (the “Company Termination Fee”) in the event that:

•	the Merger Agreement is terminated by the Company pursuant to a Superior Proposal Termination;

•	the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination; or

•

the Merger Agreement is terminated by either Parent or the Company pursuant to an Outside Date Termination (but in the case of a termination by the Company, only if at such time (A) Parent has complied with its obligations under the Merger Agreement in all material respects), (B) any person has publicly disclosed, and not withdrawn, an Acquisition Proposal after the date of the Merger Agreement and prior to such termination and (C) within twelve months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to the Acquisition Proposal (and the transactions contemplated by such Acquisition Proposal are subsequently consummated) or such Acquisition Proposal is consummated (provided, that, for purposes of clause (C) of this provision, references to “20%” in the definition of Acquisition Proposal will be substituted for “50%”).

Any payment of the Company Termination Fee required to be made (1) pursuant to a Superior Proposal Termination will be paid concurrently with such termination, (2) pursuant to a Change in Recommendation Termination will be paid no later than three business days after such termination and (3) pursuant to termination in accordance with the final bullet point above will be payable to Parent upon consummation of the transaction referenced therein, provided, that Parent shall have timely provided wire instructions for such payment to be made or, to the extent that Parent has failed to timely provide wire instructions for payment, promptly upon receipt by the Company of such instructions. The Company will not be required to pay the Company Termination Fee more than once.

The parties acknowledge that the payment by the Company of the Company Termination Fee, if and when payable, is not a penalty, but is liquidated damages in a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Subject to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in the Merger Agreement, in the circumstances where the Company Termination Fee is payable, Parent’s receipt of the Company Termination Fee will be the sole and exclusive monetary damages remedy of Parent, Purchaser or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or affiliates (collectively, the “Parent Related Parties”) against the Company and any of its former, current or future officers, directors, partners, stockholders, managers, members or affiliates (collectively, “Company Related Parties”) in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations or warranties in Merger Agreement or for any other loss suffered as a result of the failure of the Transactions to be consummated or failure to perform hereunder or otherwise, and upon receipt of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligations relating to or arising out of the Merger Agreement or the Transactions. While Parent may pursue both a grant of specific performance and the payment of the Company Termination Fee, under no circumstances will Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Company Termination Fee.

Expenses

Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws of any jurisdiction other than the State of Delaware that might otherwise govern under applicable principles of conflicts of laws.

Specific Performance

The parties hereto acknowledge and agree that, in the event of any breach of or failure to perform any provision of the Merger Agreement, irreparable harm would occur that monetary damages, even if available, could not make whole. Accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other equitable relief to compel specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement in any action without proof of damages or otherwise and without the posting of a bond or undertaking.

Other Agreements

Confidentiality Agreement

In connection with the Transactions, Parent and the Company entered into a Mutual Confidentiality Agreement, dated as of February 6, 2024 (the “Original Confidentiality Agreement”). On July 11, 2024, the Original Confidentiality Agreement was amended for the parties to engage in discussions related to a possible negotiated business transaction (the Original Confidentiality Agreement, as amended, the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, Parent and the Company agreed that, subject to certain customary exceptions including the ability to make disclosures required by applicable law, any non-public information each may make available to the other and their respective representatives will not be disclosed or used for any purpose other than the evaluation, negotiation and consummation of a possible license or business combination involving Parent and the Company.

The foregoing summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed as Exhibits (d)(2) and (d)(3) of the Schedule TO and is incorporated herein by reference.

Exclusivity Agreement

Prior to signing the Merger Agreement, Parent and the Company entered into a letter agreement, dated as of August 6, 2024 (the “Exclusivity Agreement”), pursuant to which the Company agreed to negotiate exclusively with Parent regarding an acquisition of the Company until the earlier of (x) the signing of the Merger Agreement and (y) 9:29 a.m., Eastern Time on August 7, 2024.

The foregoing summary and description of the Exclusivity Agreement is only a summary and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(4) of the Schedule TO and incorporated herein by reference.

12. Purpose of the Offer; Plans for the Company

Purpose of the Offer

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and would be the first step in Parent’s acquisition of the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as promptly as practicable thereafter subject to the satisfaction and waiver of the other conditions to the Merger set forth in the Merger Agreement.

The Company Board has unanimously: (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of Shares; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. The Merger will be consummated in accordance with Section 251(h) of the DGCL, which provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL.

Plans for the Company

After completion of the Offer and the Merger, the Company will be a wholly owned indirect subsidiary of Parent. In connection with Parent’s consideration of the Offer, Parent is developing a plan, on the basis of available information, for the combination of the business of the Company with that of Parent. Parent plans to partially or fully integrate the Company’s business into Parent. Parent will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

From and after the consummation of the Merger, until successors are duly elected or appointed and qualified in accordance with applicable law, or until their earlier death, resignation or removal, the directors of Purchaser as of immediately prior to the Effective Time will be the directors of the Company as of immediately after the Effective Time, and the officers of the Company as of immediately prior to the Effective Time will be the officers of the Company as of immediately after the Effective Time.

Except as set forth in this Offer to Purchase and the Merger Agreement, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company, (iii) any material change in the Company’s capitalization, indebtedness or dividend policy or (iv) any other material change in the Company’s corporate structure or business.

13. Certain Effects of the Offer

Because the Merger will be governed by Section 251(h) of the DGCL, no vote of the Company’s stockholders will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as soon as practicable following consummation of the Offer, but in no event later than the first business day after the satisfaction or waiver of the conditions to the Merger (unless otherwise agreed by the Company, Parent and Purchaser), pursuant to Section 251(h) of the DGCL. Immediately following the Merger, all of the outstanding shares of the Company’s common stock will be held indirectly by Parent.

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following the closing of the Offer.

Stock Quotation. The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is required to occur as soon as practicable following consummation of the Offer, but in no event later than the first business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent and Purchaser), the Shares will no longer meet the requirements for continued listing on Nasdaq, and Parent will seek to cause the listing of Shares on Nasdaq to be discontinued as soon as the requirements for termination of the listing are satisfied.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. Parent intends to, and will cause the Surviving Corporation to, terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

14. Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not authorize, declare, set aside or pay any dividends or make any other distributions in respect of the Company’s capital stock.

15. Conditions of the Offer

For purposes of this Section 15, capitalized terms used but not defined in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions below.

The Offer is not subject to any financing condition. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for, any Shares validly tendered and not validly withdrawn in the Offer, unless, immediately prior to the then applicable Expiration Date:

•	any applicable waiting period under the HSR Act has expired or been terminated (the “HSR Condition”);

•

no court of competent jurisdiction has issued an order, decree or ruling or taken any other action restraining, making illegal, enjoining or otherwise prohibiting the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger, and no law applicable to the Offer or the Merger restraining, making illegal, enforcing or otherwise prohibiting the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger shall be in effect; provided, however, that Parent and Purchaser shall not be permitted to invoke this condition unless they shall have taken all actions required under the Merger Agreement to avoid any such order or law or have any such order lifted (the “Regulatory Condition”);

Additionally, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer if, immediately prior to the then applicable Expiration Date, any of the following conditions exist:

•

the Company has breached in a material respect any of its material agreements or covenants to be performed or complied with by it under the Merger Agreement on or before the Acceptance Time and has not thereafter cured such breach or failure to comply, unless such breach or failure to comply has been waived in writing by Parent (the “Obligations Condition”);

•

the representations and warranties of the Company contained in the Merger Agreement (other than the representations and warranties set forth in Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3 (Capital Stock), clause (i) of Section 4.22 (State Takeover Statutes), and Section 4.25 (No Rights Plan)) and that (x) are not made as of a specific date are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date, and (y) are made as of a specific date are not true as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had, individually or in the aggregate, a Company Material Adverse Effect or the representations and warranties set forth in Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3 (Capital Stock), clause (i) of Section 4.22 (State Takeover Statutes), and Section 4.25 (No Rights Plan) are not true and correct in all respects, except for immaterial inaccuracies, as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, except for immaterial inaccuracies, as of such earlier date) (the “Representations Condition”);

•

the Company has not delivered to Parent a certificate dated as of the Expiration Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the Obligations Condition and the Representations Conditions have been satisfied as of the Expiration Date;

•	since the date of the Merger Agreement, there has occurred a Company Material Adverse Effect (the “MAE Condition”); or

•	the Merger Agreement has been terminated pursuant to its terms (the “Termination Condition”).

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.

Purchaser expressly reserves the right at any time, or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Price. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of the Company, Purchaser may not: (A) decrease the Offer Price or change the form of consideration payable in the Offer; (B) decrease the number of Shares sought to be purchased in the Offer; (C) amend, modify or waive the Minimum Tender Condition; (D) add to the Offer Conditions or impose any other conditions to the Offer; (E) amend or modify the Offer Conditions in a manner adverse to the holders of Shares; (F) extend the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or (G) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer.

16. Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Regulatory Condition and the HSR Condition. See Section 15 – “Conditions of the Offer.”

Antitrust Compliance

U.S. Antitrust Compliance

Under the HSR Act, certain acquisition transactions, including Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied.

Under the HSR Act, the purchase of Shares may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. In connection with the Offer and the Merger, each of Parent and the Company intend to file their Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division on or about August 20, 2024. The initial waiting period is 15 days, unless earlier terminated by the FTC and the Antitrust Division, Parent receives a request for additional information or documentary material prior to that time, or Parent pulls and refiles its notification so as to provide the FTC and the Antitrust Division an additional 15 days to review the transaction. Expiration or termination of the HSR Act’s waiting period is a condition to the consummation of the Offer.

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Purchaser (or, after completion of the Merger, Parent) to divest the Shares, or (iv) to require us or the Company to divest substantial assets or seek other conduct relief as a condition of consummating the acquisition. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, any state or private party could file suit seeking to enjoin the consummation of the Merger or seeking other structural or conduct relief or damages. See Section 15 –“Conditions of the Offer.”

Based upon an examination of publicly available information and other information relating to the businesses in which the Company is engaged, Parent and the Company believe that neither the purchase of Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws. Nevertheless, neither Parent nor the Company can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 –“Conditions of the Offer.”

State Takeover Laws

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Transactions.

The Company may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 – “Conditions of the Offer.”

17. Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being completed, stockholders (including beneficial owners) who wish to exercise such appraisal rights must do so prior to the later of the time of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, even though the Merger will not have been completed as of such time. If the Merger is completed, the holders of Shares who (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Acceptance Time); (ii) followed the procedures set forth in Section 262 of the DGCL to exercise and perfect their appraised demand; (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise); and (iv) in the case of a beneficial owner, has submitted a demand that (A) reasonably identifies the holder of record of the Shares for whom the demand is being made, (B) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Moreover, the “fair value” so determined could be higher or lower than, or the same as, the Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders (including beneficial owners) of appraisal rights in connection with the Merger under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder or beneficial owner must do all of the following:

•

prior to the later of the consummation of the Offer and twenty days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder or beneficial owner and that the stockholder or beneficial owner is demanding appraisal;

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the Acceptance Time);

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders and beneficial owners desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex II to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares into the Offer (and do not withdraw the tendered shares prior to the Acceptance Time), you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18. Fees and Expenses

Purchaser has retained Georgeson LLC to be the Information Agent, and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19. Miscellaneous

The Offer is being made to all holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, Purchaser the Depositary or the Information Agent for the purposes of the Offer.

Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 – “Certain Information Concerning the Company” above.

Genesis Merger Sub, Inc.

August 20, 2024

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

1. PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of each such director and executive officer is c/o Genesis Merger Sub, Inc., Roervangsvej 30, DK-4300 Holbaek, Denmark. The telephone number at such office is +45 5948 5959. Except as otherwise indicated, all directors and executive officers of Purchaser listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Josh Franklin President, Chief Executive Officer, Director	Mr. Franklin joined Pharmacosmos Therapeutics Inc. in 2019 as Chief Commercial Officer, and he was appointed as President of Pharmacosmos Therapeutics Inc. in May 2022. Prior to joining Pharmacosmos Therapeutics Inc., Mr. Franklin was Senior Vice President, Marketing and Corporate Development for Chiesi USA, Inc. from September 2008 until October 2019.

2. PHARMACOSMOS THERAPEUTICS INC.

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Pharmacosmos Therapeutics Inc. are set forth below. The business address of each such director and executive officer is c/o Pharmacosmos Therapeutics Inc., East Tower, 120 Headquarters Plaza, 6th Floor, Morristown, NJ 07960. The telephone number at such office is (908) 769-7100. Except as otherwise indicated, all directors and executive officers of Pharmacosmos Therapeutics Inc. listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Josh Franklin President, Director	Mr. Franklin joined Pharmacosmos Therapeutics Inc. in October 2019 as Chief Commercial Officer, and he was appointed as President of Pharmacosmos Therapeutics Inc. in May 2022. Prior to joining Pharmacosmos Therapeutics Inc., Mr. Franklin was Senior Vice President, Marketing and Corporate Development for Chiesi USA, Inc. from September 2008 until October 2019.

Katharina Russo Chief Financial Officer	Ms. Russo joined Pharmacosmos Therapeutics Inc. in April 2023 as Chief Financial Officer. Prior to joining Pharmacosmos Therapeutics Inc., Ms. Russo held various positions at Novartis AG and its affiliates, including as Vice President, Finance from February 2022 until February 2023, and Head of Finance, Cardio-Renal-Metabolic Business Unit from May 2017 until January 2022.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
John Deno General Counsel	Mr. Deno has served as General Counsel for Pharmacosmos Therapeutics Inc. since November 2022. Mr. Deno has served as Secretary for the Board of Directors of Pharmacosmos Therapeutics Inc. since July 2023. Previously, Mr. Deno was General Counsel, Specialty Brands at Teva Pharmaceuticals USA, Inc from April 2019 until May 2022 and prior to that he held multiple positions at Ferring Pharmaceuticals, Inc from April 2015-2019 including Assistant General Counsel, Specialty Brands and Market Access.

Lauren Falcetta Vice President, Human Resources	Ms. Falcetta has served as Vice President, Human Resources of Pharmacosmos Therapeutics Inc. since January 2020. Previously, Ms. Falcetta was the Director of Human Resources for Ferring Pharmaceuticals, Inc. from June 2014 until January 2020.

James Kilgallon Senior Vice President, Market Access	Mr. Kilgallon has served as Senior Vice President, US Market Access for Pharmacosmos Therapeutics Inc. since March 2020. Previously, Mr. Kilgallon was Executive Director, US Market Access, Pricing and Contracting for Celgene Corporation from September 2011 until January 2020.

Edio Zampaglione Senior Vice President, Medical Affairs	Mr. Zampaglione has served as Senior Vice President, Medical Affairs for Pharmacosmos Therapeutics Inc. since May 2023. Previously, Mr. Zampaglione was Vice President, Head of Global Medical Affairs and Outcomes Research for Organon & Co. from October 2020 until September 2022, and prior to that he held multiple positions at Bayer AG, including as Vice President of US Medical Affairs – Women’s Healthcare and USMA Operations from October 2018 until February 2021.

Milena Jordanova Olsen Director

Ms. Olsen joined Parent in September 2018 as General Counsel. She served as Vice President, General Counsel from July 2019 until May 2024, and has served as Executive Vice President, General Counsel since May 2024. Ms. Olsen has served on the Board of Directors of Parent since June 2024, and she has served on the Board of Directors of Pharmacosmos Therapeutics Inc. since August 2024.

Ms. Olsen is a citizen of Denmark.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Claes C. Strom Director

Mr. Strom joined Parent in May 2010 as Vice President, Sales and Business Development. Mr. Strom served as Vice President, Affiliates and Medical Affairs from March 2018 until January 2022, when he was appointed as Vice President and Chief Commercial Officer. Mr. Strom was appointed Executive Vice President, Chief Commercial officer in May 2024. Mr. Strom has served on the Board of Directors of Pharmacosmos Therapeutics Inc. since April 2022.

Mr. Strom is a citizen of Denmark.

3. PARENT

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director and executive officer is c/o Pharmacosmos A/S, Roervangsvej 30, DK-4300 Holbaek, Denmark. The telephone number at such office is +45 5948 5959. Except as otherwise indicated, each director and executive officer of Parent is a citizen of Denmark.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Tobias S. Christensen President, Chief Executive Officer	Mr. Christensen has served as Parent’s President and Chief Executive Officer since July 2022. He previously served as Vice President, Corporate Development and Strategy from May 2014 until April 2021, and as Chief Operating Officer from April 2021 until July 2022.

Henrik Parker Executive Vice President, Chief Financial Officer	Mr. Parker joined Parent in November 2023 as Executive Vice President and Chief Financial Officer. Previously, Mr. Parker served as interim Chief Financial Officer of Duos Gruppen A/S from December 2022 until May 2023, as Head of Finance for Moderaterne from August 2022 until November 2022, and as Corporate Vice President, Corporate Accounting for Novo Nordisk from September 2016 until January 2022.

Claes C. Strom Executive Vice President, Chief Commercial Officer	Mr. Strom joined Parent in May 2010 as Vice President, Sales and Business Development. Mr. Strom served as Vice President, Affiliates and Medical Affairs from March 2018 until January 2022, when he was appointed as Vice President and Chief Commercial Officer. Mr. Strom was appointed Executive Vice President, Chief Commercial officer in May 2024. Mr. Strom has served on the Board of Directors of Pharmacosmos Therapeutics Inc. since April 2022.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Lars L. Thomsen Executive Vice President, Chief Medical Officer	Mr. Thomsen joined Parent in March 2009 as Chief Medical Officer, and he has served as Executive Vice President, Chief Medical Officer since May 2024. Since 2021, Mr. Thomsen has served on the Board of Directors (Deputy Chairman) of Zerion Pharma.

Milena J. Olsen Executive Vice President, General Counsel	Ms. Olsen joined Parent in September 2018 as General Counsel. She served as Vice President, General Counsel from July 2019 until May 2024, and has served as Executive Vice President, General Counsel since May 2024. Ms. Olsen has served on the Board of Directors of Parent since June 2024, and she has served on the Board of Directors of Pharmacosmos Therapeutics Inc. since August 2024.

Ingeborg Lohmann Laursen Executive Vice President, Quality & Regulatory Affairs	Ms. Laursen joined Parent in January 2018 as Head of Quality. She served as Vice President, Quality and Regulatory Affairs from July 2019, and became Executive Vice President, Quality and Regulatory Affiliates in May 2024.

Thomas Birger Riisager Executive Vice President, Business Development and Strategy	Mr. Riisager joined Parent in August 2024 as Executive Vice President of Business Development and Strategy. He previously served as Chief Corporate Development Officer for Theramex HQ UK Limited from June 2023 until June 2024, as Chief Strategy and Business Development Officer for Esteve Healthcare from May 2019 until June 2023, and as Vice President, Corporate Business Development for H. Lundbeck A/S from October 2017 until October 2019.

Ditte Lindboe Executive Vice President, Human Resources	Ms. Lindboe joined Parent in March 2023 as Senior Director, Human Resources. She served as Vice President, Human Resources from October 2023 until May 2024, and she became Executive Vice President, Human Resources in May 2024. Previously, Ms. Lindboe was Senior Director, People Processes, Digital Solutions & Insight for H. Lundbeck A/C from October 2020 until March 2023 and Human Resources Director, HR Processes and Operations from September 2019 until October 2020. Prior to that, Ms. Lindboe served as Head of Digitalization and HR Processes for Danske Statsbaner from January 2016 until May 2017.

Lise Larsen Vice President, Production	Ms. Larsen joined Parent in May 2009 as Production Manager, and she has served as Vice President of Production since January 2017.

Lars W. Søgaard Vice President, Global Supply Chain & Procurement	Mr. Søgaard has served as Vice President, Global Supply Chain and Procurement of Parent since May 2011.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Name and Position – Directors

Jacob Tolstrup Chairman of the Board of Directors	Mr. Tolstrup has served as a member of the Board of Directors of Parent since February 2019, including as Chairman of the Board of Directors since February 2019. Mr. Tolstrup has served as Executive Vice President and Chief Business Development Officer of Esteve Healthcare since May 2024. Previously, Mr. Tolstrup held various positions with H. Lundbeck A/S, including as Executive Vice President, Commercial Operations of H. Lundbeck A/S from November 2017 until February 2024 and as member of the board of certain Lundbeck subsidiaries until April 2024.

Lars Christensen Director	Mr. Christensen has served as a member of the Board of Directors of Parent since October 1991. Mr. Christensen joined Parent in January 1977 and served as Chief Executive Officer from 1994 until July 2022.

Dr. Martin Holst Lange Director	Dr. Lange has served as a member of the Board of Directors of Parent since August 2023. Dr. Lange has held various positions with Novo Nordisk since March 2002, most recently as Executive Vice President, Development since March 2021 and as Senior Vice President, Global Development from January 2018 until March 2021.

Lars Green Director	Mr. Green has served as a member of the Board of Directors of Parent since June 2024. Mr. Green has also served as a director of LEO Pharma since March 2021. Mr. Green was previously Executive Vice President and Chief Financial Officer of Novozymes A/S from September 2019 until October 2023, and a member of the board of Novozymes A/S from February 2014 until August 2019. Previously, Mr. Green held various positions at Novo Nordisk, including most recently as Executive Vice President, Business Services and Compliance from July 2017 until August 2019.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	If delivering by express mail, courier or any other expedited service: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 150 Royall Street Canton, Massachusetts 02021

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and any related materials may also be obtained from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: 866-461-6997

Outside the U.S. Call: 781-896-3679